EXHIBIT 10.1

STOCK AND ASSET PURCHASE AGREEMENT

     This Stock and Asset Purchase Agreement (the “Agreement”) is entered into as of May __, 2007, by and among Basin Water Resources, Inc., a Delaware corporation (together with any assignee or designee thereof, the “Purchaser”), on the one hand, and Indian Hills Water Conservation Corporation, a California corporation (“IHWCC”), West Riverside Canal Company, a California corporation (“West Riverside”), West Riverside 350 Inch Water Company, a California corporation (“350IWC,” and together with West Riverside, the “Water Companies”), Henry C. Cox II, an individual (“Cox”) and John L. West, an individual (“West,” and together with IHWCC and Cox, the “Seller Parties”), on the other hand. Purchaser, the Water Companies and the Seller Parties are sometimes referred to herein individually as a “party” or together as the “parties.”

R E C I T A L S

     A. The Seller Parties own and operate a business comprised of the Water Companies, among other things, that appropriates, stores, supplies, distributes and sells water to certain customers in the Riverside and San Bernardino area of Southern California (the “Business”);

     B. As of the date hereof (i) the Seller Parties collectively own 176.36 shares of the common stock of 350IWC (the “350IWC Shares”), which constitutes 82.56 percent of the issued and outstanding shares of the capital stock of 350IWC, and (ii) the Seller Parties together with 350IWC collectively own 370.68 shares of the common stock of West Riverside (the “West Riverside Shares,” and collectively with the 350IWC Shares, the “Shares”), which constitutes 78.3 percent of the issued and outstanding shares of the capital stock of West Riverside.

     C. The Seller Parties desire to sell to Purchaser, and Purchaser desires to purchase from the Seller Parties, all of the Shares and Assets (defined in Section 1.1), free and clear of any claims, encumbrances or liabilities, all upon the terms and conditions set forth herein; and

     D. In contemplation of this Agreement, the parties executed that certain Letter of Intent dated as of April 4, 2007, pursuant to which, among other things, Purchaser deposited One Hundred Thousand Dollars ($100,000) in an interest bearing trust account as an earnest money deposit (the “Deposit”);

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1

PURCHASE AND SALE

     1.1 Purchase and Sale of Shares and Assets. At the Closing (defined in Section 1.8), the Seller Parties shall sell, convey, transfer and assign to Purchaser, all of their respective

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right, title and interest, of every kind and nature, in and to all properties, assets, rights and interests, and wherever located and by whomever possessed, owned by such party as of the Closing related to, arising from or used in connection with, the assets set forth on Schedule 1.1 (the “Assets”), including but not limited to:

     (a) all of the Shares;

     (b) all of the land owned by the Seller Parties and the Water Companies set forth on Schedule 1.1, together with any buildings, structures, pipes, fixtures, fittings and other improvements located thereon, and including, without limitation, that certain eighteen (18) mile canal described on Schedule 1.1 and used in operation of the Business (the “Canal”);

     (c) all of the other rights, title, and interests in real property held by the Seller Parties and the Water Companies set forth on Schedule 1.1, including easements, rights of way, water lines, rights of possession and use, licenses, leaseholds, privileges and other appurtenances thereto or otherwise related to the Business (such as appurtenant rights in and to public streets) and all other rights representing less than fee ownership (together with the assets described in 1.1(b) above, the “Real Property”);

     (d) to the extent not included in clauses (b) and (c) above, all personal property constituting the water appropriation and distribution system belonging to the Seller Parties and the Water Companies and used in operation of the Business, including any pumping facilities, purification and filtration equipment, mains, pipes, fire cisterns, basins, fountains, troughs, meters, wells, hydrants, equipment, machinery, vehicles, tools, dies, spare parts, materials, water supplies, fixtures and improvements, construction in progress, jigs, molds, patterns, gauges and production fixtures;

     (e) all of the offices, shops, stores, transportation, laboratory and other equipment used in or necessary for the operation of the Business, including computers, computer programs and related software (to the extent the foregoing exists and, in the case of programs and software, as permitted by any related licenses), except the office at 8175 Limonite Avenue and any equipment therein not exclusively used in the operation of the Business;

     (f) and all other equipment, machinery, furniture, leasehold improvements, fixtures, structures, related capitalized items and other tangible property used in operation of the Business, except any of the foregoing that is located in the office at 8175 Limonite Avenue and is not used exclusively in the operation of the Business (together with all items described in clauses (d) and (e) above (the “Tangible Property”);

     (g) all of the water appropriation and distribution rights set forth on Schedule 1.1, including, without limitation, (i) any and all water rights provided under the court judgment entitled Western Municipal Water District of Riverside County, et al., v. East San Bernardino County Water District, et. al., (ii) any and all water rights provided under common law, including, but not limited to any overlying water rights, riparian water rights, prescriptive water rights, water rights appurtenant to the land and appropriative rights, and (iii) all water appropriation rights of 350IWC based on, among other things, historical pumping records (collectively, the “Historical Rights”), and (ii) all water distribution rights of West Riverside

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(the “Distribution Rights,” and together with the Historical Rights, the “Water Rights”), necessary for the Water Companies to own and operate the Business.

     (h) all of the rights and obligations of the Seller Parties or the Water Companies under the contracts and agreements described in Schedule 1.1 that relate to the Business to which such party is a party or by which it or any of its properties or assets may be bound that is or may become material to the Assets (the “Contracts ”);

     (i) all intellectual property rights related to the Business;

     (j) all of the Business’ goodwill;

     (k) all information, whether or not proprietary, that relates to the Business, including but not limited to the Contracts, commitments, deposits, rebates, refunds, accounts, billing, customer service, meter readings, computer records, data, and other records and systems, however described, necessary or useful to the operation of the Business as a going concern, including any information, documents and data stored in any medium in the possession of any affiliate of or contractor to any of the Seller Parties or Water Companies and used in operation of the Business, and all engineering, geographical and other reports and surveys relating to its Business (the “Books and Records”);

     (l) all accounts receivable relating to the Contracts;

     (m) all rights to insurance and condemnation proceeds to the extent relating to any damage, destruction, taking or other impairment of the Assets which damage, destruction, taking or other impairment occurs on or prior to the Closing Date; and

     (n) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, telephone and fax numbers and purchasing records related to the Assets being purchased and the operation of the Business;

     (o) provided however, that notwithstanding the foregoing, prior to the Closing Date, Purchaser may elect, in its sole and absolute discretion, to not purchase the Shares and instead acquire the other Assets of IHWCC, 350IWC and West Riverside necessary or desirable for the operation of the Business, such Assets as described in clauses (b) through (n) above, for the Purchase Price (defined in Section 1.4), under the same terms and conditions set forth herein (the “Asset Purchase Election”). In the event that Purchaser makes the Asset Purchase Election, all of the representations warranties, covenants, conditions and other terms of this Agreement shall continue in full force and effect, except that: (i) Section 1.1(a) shall no longer be in effect, such that the Shares shall not be part of the Assets and their respective certificates shall not be conveyed nor delivered to Purchaser at the Closing, (ii) Schedule 2.1 shall be amended to eliminate the Shares from the list of Assets thereon, (iii) the representations and warranties regarding the Shares contained in Section 2.1(b), clauses (ii) through (vi) shall cease to be in effect, and (iv) the tax election set forth in Section 1.6 shall cease to be necessary or in effect.

     1.2 Excluded Assets. Notwithstanding the foregoing, there shall be excluded from such purchase and sale:

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     (a) the original copies of IHWCC’s tax returns, stock record books, corporate record books containing minutes of meetings of directors and shareholders and such other records as have to do exclusively with IHWCC’s organization or stock capitalization;

     (b) all cash or cash equivalent proceeds received in consideration of the grant to Birtcher Development & Investments, LLC (“Birtcher”) of fee title to certain property owned by West Riverside (the “Birtcher Sale”) and reserving to West Riverside all rights necessary for pipelines required for the operation of the Business in the future, such grant and reservation of rights as described on Schedule 1.2 (the “Birtcher Sale”), provided, however, that the terms of the Birtcher Sale must be on terms and conditions reasonably acceptable to Purchaser, and the defined easement specific to the location of the Canal granted back by Birtcher to West Riverside or to Purchaser as the assignee or successor-in-interest and as described more specifically on Schedule 1.2 (the “Birtcher Easement”) shall (i) provide Purchaser with reasonable access to, and in no way impair Purchaser’s use of, the Canal in the operation of the Business as presently conducted and contemplated in the future, and (ii) be part of the Real Property and Assets transferred to Purchaser hereunder, and shall not be part of the Excluded Assets (defined below) retained by IHWCC;

     (c) in the event that Purchaser makes the Asset Purchase Election and purchases the Business as an asset purchase of IHWCC, 350IWC and West Riverside pursuant to Section 1.1(o), the original copies of the tax returns, stock record books, corporate record books containing minutes of meetings of directors and shareholders and such other records as have to do exclusively with the Water Companies’ respective organization or stock capitalization; and

     (d) other assets listed on Schedule 1.2 (collectively, the “Excluded Assets”).

     Notwithstanding the foregoing, copies of the documents referred to in Sections 1.2(a) and 1.2(c) shall be provided to Purchaser prior to Closing.

     1.3 No Assumed Liabilities. The only liabilities of the Seller Parties that Purchaser shall assume are (i) certain debt owed by IHWCC to Cox/West Properties pursuant to the long-term note set forth on Exhibit A attached hereto and incorporated by reference, in the principal amount of not more than Six Hundred Sixty-Three Thousand Dollars ($663,000), which debt Purchaser shall pay at the Closing (the “IHWCC Debt”), (ii) secured and unsecured property taxes not yet assessed and payable for the Real Property and Assets on a pro-rated basis commencing after the Closing Date, and (iii) liabilities and obligations of the Seller Parties first arising after the Closing under the Contracts or with respect to the Assets. Except as set forth in the preceding sentence, Purchaser shall not assume or be liable for any obligation or liability of the Seller Parties, of any kind or nature, known, unknown, contingent or otherwise (collectively, the “Excluded Liabilities ”), including without limitation:

     (a) any liabilities arising from the Excluded Assets;

     (b) any liabilities arising from the Birtcher Sale, including, without limitation, with respect to any representations and warranties made by IHWCC or the Water Companies in connection with the Birtcher Sale and any obligations of IHWCC and any of the Water

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Companies to indemnify Birtcher from all hazardous substances affecting the property sold to Birtcher;

     (c) any liabilities arising from any obligation of West Riverside to indemnify any Person (defined in Section 2.1(c)) for any construction performed by it prior to the Closing Date;

     (d) any liability of the Seller Parties incurred in connection with this Agreement and the transactions provided for herein, including brokerage, accounting and counsel fees, transfer and other taxes, and expenses pertaining to its liquidation or the performance by any of the Seller Parties of its obligations hereunder;

     (e) any liability or obligation of any of the Seller Parties arising out of any contract or agreement, other than the liabilities or obligations first arising out of the Contracts after the Closing;

     (f) any obligations to any former or present employees or independent contractors of any of the Seller Parties or the Water Company, including without limitation, any obligations arising under any employee program;

     (g) any litigation, proceeding, claim by any Person or other obligation of any of the Seller Parties relating to the Business or otherwise relating to the Assets prior to the Closing Date, whether or not such litigation, proceeding, claim or obligation is pending, threatened, or asserted before, on, or after the Closing Date;

     (h) any liability of any of the Seller Parties for taxes, whether relating to periods before or after the Closing Date;

     (i) all accounts payable in connection with purchases made or services received by any of the Seller Parties on or prior to the Closing Date; and

     (j) any obligations of any of the Seller Parties, and any obligations of the Water Companies arising prior to the Closing, under any law, including but not limited to antitrust, civil rights, health, safety, labor, discrimination and environmental laws.

     The Seller Parties shall be solely responsible for, and agree to pay, any and all Excluded Liabilities as and when they become due.

     1.4 Purchase Price. Upon the terms and subject to the conditions set forth herein, in consideration for the transfer of the Assets to Purchaser pursuant to this Agreement, Purchaser shall pay IHWCC an aggregate purchase price equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Purchase Price”), payable as follows:

     (a) Purchaser will pay the IHWCC Debt in full on the Closing Date, by first applying the Deposit plus all interest accrued thereon as of the Closing Date toward payment of the IHWCC Debt, and then paying the remaining balance on the IHWCC Debt in full to Cox/West Properties;

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     (b) At the Closing, Purchaser will execute and deliver to IHWCC or its designee a promissory note in the principal amount equal to the sum of One Million Five Hundred Thousand Dollars ($1,500,000), less the IHWCC Debt paid by Purchaser pursuant to Section 1.4(a) above, which note shall be dated as of the Closing Date, due and payable in full on the fifth anniversary of the Closing Date, with accrued annual interest thereon at the prime rate as may be adjusted from time to time by Bank of America, such interest due and payable on each of the first through fifth anniversaries of the Closing Date, substantially in the form attached hereto as Exhibit B and incorporated herein by reference (“Purchaser’s Promissory Note”). By way of example only, if the IHWCC Debt is $663,000 as of the Closing Date, the Purchaser’s Promissory Note amount would be Eight Hundred Thirty-Seven Thousand Dollars ($837,000).

     (c) Subject to Section 1.6, the Purchase Price will be allocated to the assets of the Water Companies upon the mutual agreement of the parties.

     (d) Accounts receivable, accounts payable and property taxes shall be prorated among the Purchaser and the Seller Parties as of the Closing Date.

     1.5 Capital Expenditures; Net Income Participation.

     (a) Capital Expenditures; IHWCC’s Right to Participate. The parties acknowledge and agree that following the Closing, Purchaser may, from time to time, in its sole and absolute discretion, determine that capital contributions or loans need to be made to the Business. All loans made by Purchaser or the Seller Parties to the Business shall be made in increments of approximately Two Hundred Fifty Thousand Dollars ($250,000), amortized over five (5) years, with accrued annual interest thereon at the prime rate as may be adjusted from time to time by Bank of America, pursuant to a promissory note substantially in the form attached hereto as Exhibit C and incorporated herein by reference. Within 30 days after Purchaser’s written notice of its intent to make such loan or contribution to the Business, Seller Parties shall also be entitled to make loans or capital contributions to the Business in the identical amount made by Purchaser, or such lesser multiple of Two Hundred Fifty Thousand Dollars ($250,000) as Seller Parties may elect.

     (b) Net Income Participation. In consideration of the Purchase Price, Purchaser agrees that IHWCC, or such assignee or designee acceptable to Purchaser, shall be entitled to a portion of the Net Income (defined below) generated from Purchaser’s operation of the Business (the “Net Income Participation”), and shall be a percentage of the Net Income for that year, as follows:

     (i) Allocation for Sale of Potable and Non-Potable Water Acquired from Designated Sources. With respect to Net Income attributable solely to the Historical Rights, the Net Income Participation shall be based on a percentage derived from and reduced by a formula based on (A) the aggregate sum of all loans and capital contributions Purchaser has made or guaranteed to, or on behalf of, the Business in connection with the production and sale of potable and non-potable water acquired through use of the Historical Rights (without deduction for amounts repaid), less (B) the aggregate sum of all loans and capital contributions Seller Parties have made or guaranteed to, or on behalf of, the Business in connection with the production and sale of

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potable and non-potable water acquired through use of the Historical Rights (without deduction for amounts repaid), up to and including each year in which the calculation of Net Income Participation is made, as set forth on Schedule 1.5; provided, however, that in no event shall IHWCC’s percentage be less than fifteen percent (15%); provided further, that in the event Purchaser makes a capital contribution to the Business in a form of an asset other than cash, the value of that capital contribution shall be the fair market value of such asset contributed, which in the case of an asset involving any proprietary technology of Purchaser shall be determined based on the fair market value attributed to such asset pursuant to Purchaser’s standard terms and conditions used in similar transactions.

     (ii) Additional Sources. In the event that Purchaser receives income from operations from the sale of potable or non-potable water acquired from Riverside Cement, Jurupa Community Services District (solely as it relates to that certain wastewater plant located immediately adjacent to Indian Hills (defined in Section 3.3(d))), La Sierra University or Hidden Valley Holdings, LLC (collectively, the “Additional Sources”), IHWCC, or such assignee or designee acceptable to Purchaser, shall be entitled to a portion of the Net Income arising from such Additional Sources, with such income to be allocated among Purchaser and IHWCC in the same manner as Net Income derived from the use of the Historical Rights (i.e., determined in accordance with Schedule 1.5); provided however, that the calculation of Net Income shall be made independently with respect to each Additional Source, and loans and equity contributions made in connection with each Additional Source shall allocated only to the specific transaction for which they are used. Notwithstanding the foregoing, the decision to enter into any transaction with an Additional Source shall be in Purchaser’s sole and absolute discretion.

     (iii) Wheeling Fees. In the event that Purchaser distributes water through the Canal that is obtained from any source whatsoever, including the Historical Rights and Additional Sources, IHWCC shall be entitled to a wheeling fee (the “Wheeling Fee”) for each acre foot of such water that is pumped through the Canal, which fee shall be equal to the greater of (A) Ten Dollars ($10) per acre foot, or (B) Ten Percent (10%) of the Net Income attributed to such water, calculated as provided in Section 1.5(d) . Notwithstanding the foregoing, in no event shall the Seller Parties be entitled to a Wheeling Fee with respect to any water distributed to Indian Hills or the Jurupa Unified School District.

     (iv) Allocation for Sales of Real Estate. The Net Proceeds (defined below) from the sale, lease or other conveyance of interests in real estate, including mineral rights other than water, if any, owned by West Riverside as of the Closing Date, shall be shared by Purchaser and IHWCC, on a fifty-fifty (50/50) basis. “Net Proceeds” as used in this Section 1.5(b) shall mean all consideration received by Purchaser, less (A) the costs of any development of or improvements to such real estate made by Purchaser and (B) all reasonable costs associated with such sale,

     (c) Determination; Payment. The Net Income Participation to which IHWCC may be entitled shall be determined with respect to Historic Rights, Additional Sources

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or Wheeling Fees described in Sections 1.5(b)(i), 1.5(b)(ii) and 1.5(b)(iii) above on an annual basis, commencing as is reasonably practicable after the first anniversary of the Closing Date, and Purchaser shall pay the Net Income Participation to IHWCC or its designee, annually, without interest, within seventy-five (75) days after the Net Income Participation has been determined. With respect to payments based on sales of real estate described in Section 1.5(b)(iv), payments shall be made within thirty (30) days following the closing of such sale.

     (d) Calculation of Net Income. For purposes of this Agreement, “Net Income” shall mean, with respect to Purchaser’s operation of the relevant portion of the Business for any period, net income of such operation of such portion of the Business, for the applicable calculation period determined in accordance with United States generally accepted accounting principles as in effect from time to time, consistently applied (“GAAP”); provided, that there shall not be included in such calculation of net income (without duplication): (i) any extraordinary gains or losses (including in connection with the sale or write-up of assets), (ii) any nonrecurring gains, (iii) any gains or losses from dispositions of property or assets, other than dispositions of the Assets in the ordinary course of business, and the tax consequences thereof, (iv) the net income (or loss) of any other Person acquired by, or merged with, Purchaser for whom net income is being calculated for any period prior to the date of such acquisition, (v) any dividends received from affiliates, (vi) any licensing fees from affiliates of Purchaser obtained pursuant to arms-length negotiations, (vii) consideration payable affiliates of Purchaser except pursuant to commercially reasonable terms, and (viii) any Wheeling Fees payable to any person or entity not affiliated with Purchaser. Notwithstanding the foregoing, income received by Purchaser from Purchaser’s ownership or operation of any other water appropriation or distribution business in the San Bernardino County area that does not involve any of the Assets shall not be considered income subject to the Net Income Participation and neither IHWCC nor Seller Parties shall have any rights with respect thereto.

     (e) Limitations. In no event shall the Net Income Participation be deemed to give IHWCC an equity interest in Purchaser, the Water Companies (if the Purchaser does not make the Asset Purchase Election), or any affiliate thereof. Further, the parties acknowledge and agree that following the Closing, Purchaser shall have no obligation to (i) continue to operate the Business (subject to Section 3.3(d)(iii)), or (ii) make any capital contributions or loans to the Business.

     1.6 Section 338(h)(10) Election.

     (a) At Purchaser’s option, the Seller Parties shall join with Purchaser in making an election under Section 338(h)(10) of the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and any corresponding election under state or local tax law, with respect to the purchase and sale of the Shares hereunder (collectively, the “Section 338(h)(10) Elections”). If Purchaser chooses to make a Section 338(h)(10) Election, then Purchaser and the Seller Parties agree that the Purchase Price and the liabilities of the Water Companies shall be allocated to the assets of the Water Companies for all purposes (including tax and financial accounting) as shown on the “Allocation Schedule” to be attached hereto as Schedule 1.6 within one hundred and twenty (120) days following the Closing Date. Within thirty (30) days of delivery of the Allocation Schedule, the Seller Parties shall notify Purchaser of any proposed changes. If the parties cannot agree on the

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Allocation Schedule, the dispute shall be resolved by an independent nationally recognized accounting firm mutually determined by the parties.

     (b) Any payments subsequent to the Closing Date (such as indemnity payments under the terms of this Agreement or the Net Income Participation) that are treated as an adjustment to Purchase Price of the Assets of the Water Companies for tax purposes shall be reflected as an adjustment to the price allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Water Companies’ Assets in accordance with the Allocation Schedule method provided in this Section 1.6.

     (c) Purchaser and the Seller Parties agree to file and agree to cause the Water Companies to file all Tax Returns (defined in Section 2.1(o)) in accordance with the Allocation Schedule (as originally proposed or as revised in accordance with this Agreement, as the case may be) and, except as required pursuant to a final determination (as defined in Section 1313(a) of the Code or corresponding provisions of state or local law), not to take, or cause to be taken, any action that would be inconsistent with such Allocation Schedule in any Tax Return, audit, litigation or otherwise.

     (d) Purchaser, the Water Companies and the Seller Parties shall file all Tax Returns, including amended returns and claims for refund, and information reports in a manner consistent with the Allocation Schedule.

     1.7 Taxes.

     (a) Purchaser and the Seller Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all tax returns, the making of any election relating to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax.

     (b) The Seller Parties shall be responsible for and shall promptly pay when due all taxes levied with respect to the Assets attributable to the period prior to the Closing Date (the “Pre-Closing Tax Period”), and Purchaser shall be responsible for and shall promptly pay when due all taxes levied with respect to the Assets attributable to the Post-Closing Tax Period.

     (c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Seller Parties. Purchaser and the Seller Parties shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so.

     1.8 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable, but in no event later than December 31, 2007, unless mutually agreed upon in writing by the parties, at the offices of Purchaser or its counsel,

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or such other place or time or on such other date as the parties may mutually agree upon in writing (the “Closing Date”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of the Seller Parties. As an inducement to Purchaser to enter into this Agreement, the Seller Parties jointly and severally represent and warrant to Purchaser, on behalf of themselves and the Water Companies, that the statements contained in this Section 2.1 are true, correct and complete as of the date hereof (or as of the Closing Date, where indicated), except as specified in the corresponding paragraph of the disclosure schedules prepared by the Seller Parties accompanying this Agreement and initialed by the Seller Parties and Purchaser (the “Seller Disclosure Schedules”).

     (a) Organization. Each of IHWCC and the Water Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to conduct the Business and to own and lease its properties and the Assets. Each of IHWCC and the Water Companies is qualified to do business as a foreign corporation in all jurisdictions in which qualification is required, and each of IHWCC and the Water Companies is in good standing in all jurisdictions in which the ownership of the Assets requires it to be so qualified. Each of IHWCC and the Water Companies has all requisite power and authority and all permits and licenses necessary to own and operate the Assets. The copies of the articles of incorporation and bylaws of each of IHWCC and the Water Companies that have been previously furnished to Purchaser are true, correct and complete.

     (b) Capital Structure.

     (i) The authorized capital stock of 350IWC consists of 350 shares of common stock, $100 par value, of which 213.64 shares are issued and outstanding. The authorized capital stock of West Riverside consists of 2,000 shares of common stock, $50 par value, of which 473.9021 shares are issued and outstanding. No shares of capital stock of 350IWC or West Riverside are held in treasury or are reserved for any other purpose. All issued and outstanding Shares have been duly authorized and validly issued, are fully paid and free of preemptive or similar rights, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

     (ii) Schedule 2.1(b) sets forth a list of all beneficial and record holders of all issued and outstanding Shares, and the percentages of Shares owned by such shareholders as of the date hereof. IHWCC and the Seller Parties are the holder of record and beneficially own the aggregate number of Shares set forth opposite such party’s name in Schedule 2.1(b) and have good and valid title to such Shares, and such Shares shall be as of the Closing free and clear of all Encumbrances. None of the Seller Parties or IHWCC are a party to any option, warrant, right, contract, call, put, voting trust, proxy, or other contract, commitment or understanding providing for the disposition

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or acquisition of, or with respect to the voting of, any shares of capital stock of the Water Companies (other than this Agreement).

     (iii) At the Closing, all approvals or consents (including governmental and regulatory approvals and consents) required of any Person for the transfer of Shares to Purchaser shall have been obtained by the Seller Parties and satisfactory evidence thereof delivered to Purchaser.

     (iv) None of the Water Companies is subject to any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests, or to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in, or to provide any guarantee with respect to, any Person.

     (v) Except as set forth in Schedule 2.1(b), none of the Water Companies has any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no warrants, options, convertible instruments or other rights, contracts or commitments, contingent or otherwise, obligating either of the Water Companies to issue, sell or purchase shares of its capital stock.

     (c) Absence of Certain Changes or Events. Except as set forth on Schedule 2.1(c):

     (i) Since December 31, 2006, there has not been any, and as of the Closing Date, there will not be any:

     (i) actual or threatened adverse change in the Assets;

     (ii) change in accounting methods, principles or practices affecting any of the Assets;

     (iii) damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the Assets;

     (iv) amendment, cancellation or termination of any Contract, commitment, agreement, transaction, easement, permit, license or right relating to any of the Assets which is not in the ordinary course of business;

     (v) mortgage, pledge, claim, lien, option, charge, easement (including, without limitation, any prescriptive easement), adverse possession, security interest, deed of trust, right of way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, affecting the Assets, including, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof (each, an “Encumbrance”);

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     (vi) sale, assignment or transfer of any of the Assets;

     (vii) failure to pay or satisfy when due any Liability (defined in clause (b)(iii) below) pertaining to the Assets;

     (viii) existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have an adverse effect on the Assets; or

     (ix) agreement by any of the Seller Parties or the Water Companies to do any of the things described in the preceding clauses (i) through

     (viii) other than as expressly provided for herein.

     (ii) Since December 31, 2006, each of the Seller Parties and the Water Companies has, and as of the Closing Date, each of the Seller Parties shall have:

     (i) carried on the Business as presently conducted and only in the usual and ordinary course;

     (ii) used its best efforts to preserve the Assets intact, and to preserve the goodwill of its suppliers and customers; and

     (iii) not incurred any Liability or made any commitment or entered into any other transaction outside the ordinary course of business as it affects the Assets.

     (iii) For purposes of this Agreement, the term “Liability” shall mean any direct or indirect liability, indebtedness, obligation, responsibility, commitment, expense, claim, deficiency, guaranty or endorsement of or by any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, court or other entity or governmental body (each, a “Person”), of any type, whether accrued, absolute, contingent, matured, unmatured or other, including, but not limited to (i) any liability or obligation of a Person arising under any employee benefit plan, and any liability or obligation with respect to any employee or former employee of a Person, (ii) any liability or obligation arising under any Regulation (defined in Section 2.1(n)), and (iii) any liability or obligation for taxes.

     (d) Assets. Except as set forth on Schedule 2.1(d):

     (i) The Assets include, without limitation, all assets necessary for the conduct of the Business being sold to Purchaser, as it is presently conducted and as contemplated in the future.

     (ii) The Seller Parties or the Water Companies are the owners of the Assets, free and clear of all Encumbrances, and there is no impediment to or restriction upon the conveyance of such Assets to Purchaser as contemplated under this Agreement.

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     (iii) None of the Seller Parties, the Water Companies, or any of their respective officers, directors, shareholders, or affiliates has ever (i) sold, assigned, licensed, transferred (whether as a gift or for consideration), granted any option or right to purchase, or otherwise disposed of any Asset, (ii) placed, incurred or allowed any Encumbrance on any Asset, (iii) abandoned any Asset or caused or allowed any Asset to lapse, or (iv) agreed or committed (whether absolutely or contingently) to do any of the things described in the preceding clauses (i) through (iii).

     (iv) None of the Seller Parties, the Water Companies, nor any of their respective officers, directors, shareholders, or affiliates has any commitment or legal obligation, absolute or contingent, to any other Person other than Purchaser to sell or effect a sale of the Assets or any equity interests of the Water Companies, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Water Companies, or to enter into any agreement or cause the entering into of any agreement with respect to any of the foregoing.

     (v) Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Seller Parties in the Assets, free and clear of Encumbrances.

     (e) Real and Tangible Property. Except as set forth on Schedule 2.1(e):

     (i) One or more of the Seller Parties or the Water Companies owns and has good, valid and marketable title, or has a valid and enforceable right to use or a valid and enforceable leasehold interest in, all the Real Property (including all buildings, fixtures and other improvements thereto) used in the conduct of the Business as such Business is now being conducted. Such party’s ownership of or leasehold interest in any such Real Property is not subject to any Encumbrance. The Birtcher Easement shall provide Purchaser with reasonable access to the Canal, and shall in no way impair Purchaser’s use of the Canal in the operation of the Business.

     (ii) The Seller Parties know of no facts or circumstances related to environmental, water supply, water quality, regulatory or other matters in connection with the operation of the Business or concerning the Real Property or the Water Rights that are reasonably likely to result in any material reduction in the quality or quantity of water available for supply to customers of the Business.

     (iii) All of the Tangible Property is in condition and repair sufficient to operate the Business and none of the Seller Parties or the Water Companies has received notice that any of its Tangible Property is in violation of any Regulation. The Tangible Property is owned free and clear of any Encumbrances.

     (iv) All easements concerning the Real Property granted at any time by any of the Seller Parties or the Water Companies to third parties are set forth on

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Schedule 2.1(e), and no such easement will impair the operation of the Business as it is conducted currently or contemplated for the future.

     (v) Other than the Water Companies, there are no tenants or other occupants with any right to use or occupy any portion of the Real Property, and neither the Water Companies nor the Seller Parties has granted, assigned, conveyed, or otherwise transferred to any person or entity any title, right, or interest in or to the Real Property or any future right to acquire any title, right, or interest in or to the Real Property.

     (vi) Other than the Contracts, there are no contracts, agreements, warranties, guaranties, certificates, Permits (defined in Section 2.1(i)), licenses, or approvals which will affect the Real Property from and after the Closing.

     (vii) The Seller Parties and the Water Companies have not received any notice of any kind or form from any insurance broker, agent, or underwriter that any noninsurable condition exists, in, on, or about the Real Property or any part thereof.

     (viii) To the best of the Seller Parties' knowledge, (a) the development of the Real Property will not involve the taking, or diminution, of a habitat of an endangered or threatened species of animal, plant, or insect, and (b) there are no environmental or biological characteristics of the Real Property or adjacent properties which under existing law will adversely affect the development of the Real Property.

     (ix) There are (a) no pending widening, modification, or realignment of any street or highway contiguous to the Real Property, (b) no existing or proposed, or to the Seller Parties’ knowledge, threatened, action in condemnation, eminent domain, or any other type of proceeding similar thereto that would result in a taking or condemnation of all or any part of the Real Property, and (c) no general plan, land use, or zoning action or proceeding with respect to the Real Property, or any part thereof. To the knowledge of the Seller Parties, no supplemental real property taxes have been or will be levied against or assessed with respect to the Real Property or any part thereof based on any change in ownership or new construction or other event or occurrence relating to the Real Property before the Closing Date, except any such supplemental real property taxes as have been paid in full and discharged.

     (x) Seller is not a “foreign person” as defined in Section 1445 of the Code, and no California withholding of tax or reporting pursuant to applicable California law will be required with respect to the sale of any of the Real Property or other Assets.

     (f) Authority. This Agreement and all other documents and agreements deliverable in connection hereto (the “Transaction Documents”) when executed and delivered by the Seller Parties and the Water Companies shall constitute the legal, valid and binding obligation of such party in accordance with the terms of each such instrument, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Such party’s execution,

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delivery and performance of each Transaction Document to which it is a party: (i) is within the power of such party; (ii) with respect to the Water Companies, (A) has been duly authorized by the majority of the Water Companies’ shareholders, and (B) prior to Closing Date, will have been duly authorized by such party’s board of directors and management, in each case as required by such party’s governing instruments and applicable law; (iii) with respect to IHWCC, has been duly authorized by such party’s board of directors and management, as required by such party’s governing instruments and applicable law, (iv) does not violate any provision of any of the governing instruments of such party or any other agreement, contract or obligation of such party; and (iv) will not result in the creation or imposition of any Encumbrance of any nature whatsoever upon the Water Companies or the Assets.

     (g) No Violation, Conflict or Approvals.

     (i) The execution and delivery by each of the Seller Parties and the Water Companies of the Transaction Documents to which it is a party and the consummation by such party of the transactions contemplated by the Transaction Documents, will not (a) conflict with or violate any Regulation applicable to such party or by which such party’s properties or assets are bound or affected or (b) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair such party’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the properties or assets of such party pursuant to, any contract, permit or other instrument or obligation to which such party is a party or by which such party or its properties or assets are bound or affected.

     (ii) Except as set forth on Schedule 2.1(g), the execution, delivery and consummation of Transaction Documents by the Seller Parties and the Water Companies do not require the authorization, consent, filing with or approval of any Person.

     (h) Contracts. The Contracts are in full force and effect and are the valid and binding obligations of the Seller Parties or the Water Companies, as the case may be, and, to the actual knowledge of the Seller Parties, of the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. Except as set forth on Schedule 2.1(h), each Contract is freely and fully assignable to Purchaser without penalty or other adverse consequences and no consent of or notice to any third party is required in order to validly assign and transfer the Contracts to Purchaser. No Contract has been breached in any respect or canceled by the other party. All obligations required to be performed by the Seller Parties or the Water Companies, as the case may be, have been performed and none of the Seller Parties or the Water Companies is in receipt of any claim of default under any Contract to which it is a party. To the actual knowledge of the Seller Parties, no event has occurred that with the passage of time or the giving of notice or both would result in a breach or default under any Contract to which any of the Seller Parties or Water Companies is a party.

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     (i) Permits. The documents described on Schedule 2.1(i) are all of the documents evidencing the Water Rights, licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, relating to employment, environmental and water supply and distribution matters that are material to the conduct of the Business and ownership and/or use of the Assets (collectively, “Permits”). The Water Companies hold all Permits necessary to operate the Business as presently conducted. Such Permits are in full force and effect and such Permits will be transferred to Purchaser as part of the Assets to the maximum extent possible under the applicable laws related to such Permits. No violations are or have been recorded with any governmental or regulatory body in respect of any Permit, and no proceeding is pending or, to the best knowledge of the Seller Parties, threatened by any Person, to revoke or limit, or delay or prevent the renewal of, any Permit.

     (j) Financial Statements. The Seller Parties have delivered the financial statements set forth on Schedule 2.1(j) (“Financial Statements”) to Purchaser. Such Financial Statements were created in the normal course of the Business and, as of their respective dates, are true and correct in all material respects. There are no events or circumstances that have occurred or come into existence since the date of the most recent Financial Statements that may reasonably be expected, individually or in the aggregate, to have or constitute a Material Adverse Change (defined below). For purposes of this Agreement. “Material Adverse Change” shall mean, with respect to the Assets, any adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the Assets, or on the ability of the Seller Parties or the Water Companies to consummate the Transaction Documents and the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a Material Adverse Change.

     (k) Books and Records. The Seller Parties have given Purchaser access to any and all Books and Records. None of the Seller Parties or the Water Companies has engaged in any transaction involving the Assets except for those transactions which have been and are reflected in the Books and Record.

     (l) Litigation. Except as set forth on Schedule 2.1(l):

     (i) There is no litigation or investigation pending or threatened against, or otherwise adversely affecting, the Assets or rights of the Seller Parties or the Water Companies relating thereto before any court or governmental authority, nor to the knowledge of the Seller Parties, does there exist any reasonable basis for any such litigation.

     (ii) None of the Seller Parties or the Water Companies is subject to any outstanding litigation or orders, which, individually or in the aggregate, would prevent, hinder or delay such party from consummating the transactions contemplated by this Agreement.

     (iii) There is no litigation pending or threatened that might call into question the validity of any Water Rights, Permit or Transaction Document, or the possession, use, or ownership of any of the Assets.

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     (iv) Within the three (3) years preceding the date hereof, none of the Seller Parties or the Water Companies has received a written legal opinion to the effect that the Business is exposed from a legal standpoint to any liability material to the Assets.

     (m) No Brokers. None of the Seller Parties, Water Companies, or any officer, director, employee, shareholder or affiliate thereof, have employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Purchaser or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     (n) Compliance with Laws. None of the Seller Parties or the Water Companies in the conduct of the Business has violated and each such party is in compliance with all Regulations (defined below) relating to the Assets. None of the Seller Parties or the Water Companies has received any notice to the effect that, or otherwise been advised that, such party is not in compliance with any such Regulations, and no such party has any reason to anticipate that any existing circumstances are likely to result in violations of any Regulation. For purposes of this Agreement, “Regulations” shall mean any and all laws, statutes, ordinances, regulations, executive orders, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including, without limitation, environmental laws (including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes), energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, occupational health and safety, affirmative action, equal employment opportunity, employee documentation, terms and conditions of employment and wages and hours.

     (o) Tax Matters. Except as set forth on Schedule 2.1(o):

     (i) Filing of Tax Returns. The Seller Parties or the Water Companies have timely filed with the appropriate taxing or other governmental authorities all federal, state and local and all foreign returns, declarations, reports, claims for refund, information returns or statements required to be filed with, or made available to, any governmental authority with respect to taxes required to be filed in respect of any taxes affecting the Assets (the “Tax Returns”) within the time period for filing such Tax Returns. The Tax Returns filed are complete, correct and accurate in all material respects. Any Tax Return relating to the period prior to the Closing Date (the “Pre-Closing Tax Period”) that is not yet required to be filed will be filed within the time period for filing such Tax Return, and will be complete, correct and accurate in all material respects; provided further, that the Seller Parties shall provide Purchaser, for its review and approval, with a copy of such Tax Return within reasonable period of time prior to the due date for such Tax Return.

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     (ii) Payment of Taxes. All taxes of the Seller Parties or the Water Companies affecting the Assets, in respect of periods or portions thereof ending on or before the Closing Date, have been paid, or will have been paid, or an adequate reserve has been established therefor in conformity with generally accepted accounting principles consistently applied as set forth in the Financial Statements, and none of the Seller Parties nor the Water Companies has any Liability for taxes in excess of the amounts so paid or reserves so established. All taxes affecting the Assets that the Seller Parties or the Water Companies have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other governmental authorities.

     (iii) Asset Liens. There are no delinquencies or liens (and Seller Parties and Water Companies have not received any notices therefor) for taxes (other than for current taxes not yet due and payable) on any of the Assets.

     (p) Absence of Undisclosed Liabilities. As of the Closing, none of the Seller Parties or the Water Companies shall have any liabilities (whether known or known, contingent or otherwise) arising out of or related to transactions entered into at or prior to the Closing related to the Assets being sold, regardless of when any such liability is asserted, including, without limitation, taxes for the periods prior to Closing.

     (q) Liabilities and Solvency. Except as set forth on Schedule 2.1(q) and for trade debt incurred in the ordinary course of business (none of which is in default), as of the Closing Date, none of the Seller Parties or the Water Companies shall be obligated under any loans, promissory notes, indentures, evidences of indebtedness, letters of credit, guarantees, or other agreements or instruments relating to an obligation to pay money to any Person or other Liabilities which, individually or in the aggregate, are material with respect to the Water Companies (individually or collectively) or the Assets. None of the Seller Parties or Water Companies is currently insolvent or has been insolvent within the last year nor is there a reasonable likelihood that any such party will become insolvent within one year of the Closing Date.

     (r) Insurance. Schedule 2.1(r) sets forth a list of all policies or binders of fire, liability, product liability, workmen’s compensation, vehicular, directors and officers and other insurance held by or on behalf of the Seller (“Insurance”). Except as set forth on Schedule 2.1(r), such Insurance policies are “claims incurred” policies covering all claims, occurrences and omissions arising or occurring prior to the Closing Date. Such Insurance is in full force and effect, all premiums with respect thereto are currently paid, are reasonably believed to be adequate for the Business and are in conformity with the requirements of all Contracts and to the best knowledge of the Seller Parties, are valid and enforceable in accordance with their terms. None of the Seller Parties or the Water Companies has received notice of cancellation or nonrenewal of any such Insurance.

     (s) Hazardous Materials. None of the Seller Parties or the Water Companies has ever generated, used or handled any Hazardous Materials (as defined below), nor has such party treated, stored or disposed of any Hazardous Materials at any site owned or leased by such party (including, without limitation, on any of the Real Property), or used pursuant to an

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easement, or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. To the best knowledge of the Seller Parties, no other person has ever generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by any of the Seller Parties or Water Companies or used pursuant to an easement, during the period of such party’s ownership, lease or use, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises. Neither IHWCC nor the any of the Water Companies presently owns, operates, leases or uses, nor has such party owned, operated, leased, or used any site on which underground storage tanks are or, to the best knowledge of the Seller Parties, were located. No lien has ever been imposed by any governmental agency on any Real Property facility, machinery, equipment, or other property owned, operated, leased or used by any of the Seller Parties or the Water Companies in connection with the presence of any Hazardous Materials. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Seller Parties, threatened concerning an environmental permit or approval or any Hazardous Materials, and to the knowledge of the Seller Parties, there is no fact or circumstance which could reasonably be expected to involve IHWCC or the Water Companies in litigation relating to Hazardous Materials or compliance with environmental laws. For purposes of this Agreement, “Hazardous Materials” shall mean and include any substance that has been designated by a federal, state or local authority or law to be hazardous, toxic or otherwise harmful to health or the environment, including without limitation, PCB, asbestos, petroleum of any kind, urea formaldehyde. The Seller Parties have provided to Purchaser copies of all material documents, records and information available to such parties concerning any environmental or health and safety matter relevant to IHWCC and the Water Companies, whether generated by such party or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

     (t) Change in Business Relationships. None of the Seller Parties has knowledge of any event or circumstance that indicates that, whether on account of the transactions contemplated by this Agreement or otherwise, any customer, agent, representative or supplier of the Water Companies intends to discontinue, diminish or change its relationship with such party in any way that would be reasonably likely to cause a Material Adverse Change.

     (u) Employees. None of the Water Companies has employed any individual, or engaged any independent contractors, since 1992.

     (v) Restrictions on Business Activities. Except as set forth on Schedule 2.1(v), there is no restriction, agreement, judgment, injunction, order, decree or award binding upon IHWCC or the Water Companies which contains a covenant not to compete or materially limits or impairs any current business activity of such party, any acquisition of property by such party, or the overall conduct of business by such party as currently conducted by it. Neither IHWCC nor any of the Water Companies has entered into any contract under which such party is restricted from selling or otherwise distributing water to any class of customers, in any geographic area, or during any period of time, except as may be required by governmental regulatory agencies.

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     (w) Water Rights; Usage. The Seller Parties have provided all historical pumping records relating to 350IWC. The Seller Parties do not know of any reason, whether as a result of the transactions contemplated herein or otherwise, that the Water Rights will terminate, be forfeited or materially adversely affected.

     (x) Disclosure. No representation or warranty by the Seller Parties contained in this Agreement or in any other Transaction Document or in any schedule, attachment or exhibit hereto or thereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which has not been disclosed in the Seller Disclosure Schedules hereto which the Seller Parties nor any officer, director or shareholder of Seller is aware which could reasonably be anticipated to adversely affect the Assets.

     2.2 Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to the Seller Parties that the statements contained in this Section 2.2 are true, correct and complete as of the Closing Date:

     (a) Organization. Purchaser is a corporation properly and validly organized, existing in good standing and in compliance with the laws of the state of Delaware and has the requisite power and authority to acquire the Assets.

     (b) Authority. This Agreement and the other Transaction Documents to be executed and delivered by Purchaser constitute the legal, valid and binding obligation of Purchaser in accordance with the terms of each such instrument, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Purchaser’s execution, delivery and performance of this Agreement and all other purchase documents: (i) are within the power of Purchaser; (ii) have been duly authorized by Purchaser’s management; and (iii) do not violate any provision of any of Purchaser’s governing instruments or Purchaser’s other contracts.

     (c) No Violation or Conflict. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to be executed and delivered by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby, will not (a) conflict with or violate the articles of incorporation or bylaws of Purchaser, (b) conflict with or violate any law, order or permit applicable to Purchaser or by which Purchaser’s properties or assets are bound or affected, or (c) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the properties or assets of Purchaser pursuant to, any contract or other instrument or obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound or affected.

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     (d) No Brokers. Purchaser has not employed any broker or finder, and Purchaser has not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

     (e) Scope of Seller Parties’ Representations. Purchaser acknowledges that it is not relying upon any representation of any party concerning the Business, the Assets, or any of the transactions contemplated in this Agreement, except for those representations of Seller Parties set forth in Section 2.1, and that the Seller Parties make no warranties, express or implied, other than as set forth in Section 2.1.

     (f) Disclosure. No representation or warranty by Purchaser contained in this Agreement or in any other Transaction Document or in any schedule, attachment or exhibit hereto or thereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 3

COVENANTS

     3.1 Seller’s Pre-Closing Covenants. From the date hereof through the Closing, unless Purchaser otherwise agrees in writing, the Seller Parties shall, and shall cause the Water Companies, to:

     (a) Cooperate with Purchaser in good faith and take such actions necessary or desirable to promptly cause the conditions to Purchaser’s obligations to close to be satisfied.

     (b) Promptly inform Purchaser in writing of: (i) any event that could reasonably be expected to result in a breach of the representations, warranties or covenants of the Seller Parties hereunder; or (ii) events or conditions which could reasonably be expected to result in a Material Adverse Change to the Assets, though no such notification shall cure any such breach or Material Adverse Change.

     (c) Maintain and preserve all of the Assets and other properties which are necessary for the conduct of the Business and preserve its present business relationships (including its customer relationships), and continue to compensate its agents in accordance with past custom and practice.

     (d) Afford the representatives of Purchaser and its affiliates complete access at all reasonable times to (i) the Assets for the purpose of inspecting the same, (ii) the officers, employees, agents, attorneys, accountants, properties, Books and Records, and Financial Statements of the Seller Parties and the Water Companies, and shall furnish Purchaser and its representatives all financial, operating and other data and information as Purchaser, through its representatives, may reasonably request, including but not limited to Tax Returns for the Pre-Closing Tax Period. All of such matters shall be referred to herein as the Purchaser’s “Due Diligence.”

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     (e) Not (i) initiate or encourage the submission of any third party proposal relating to the acquisition of the Assets, or the equity of Seller, or (ii) participate in any discussions regarding, furnish any information with respect to, assist or participate in, or otherwise facilitate any effort by any third party to do or seek any of the foregoing. Seller will promptly notify Purchaser if any third party makes any such proposal or contact with respect to any of the foregoing.

     3.2 Mutual Pre-Closing Covenants. From the date of this Agreement through the Closing, the parties hereby agree to use all reasonable and good faith efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, and execute and deliver such documents and other papers, as may be required or desirable to carry out the provisions of this Agreement and the transactions contemplated herein.

     3.3 Other Covenants.

     (a) Covenant Not to Compete; Nonsolicitation.

     (i) Each of the Seller Parties, individually and on behalf of its counsel, directors, officers, employees and affiliates, agrees that, except with respect to the Excluded Assets, for a period of three (3) years after the Closing Date, each such party shall not directly or indirectly (whether as an agent, consultant, stockholder, manager, partner or in any other capacity) own, operate, manage, control, engage in, invest in, render services to or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that engages in any business directly competitive with the Business in the Riverside and San Bernardino areas of Southern California.

     (ii) Each of the Seller Parties, individually and on behalf of its counsel, directors, officers, employees and affiliates, further covenant to refrain from inducing or attempting to induce (A) any customer or other commercial relationship of the Business from canceling or otherwise altering its relationship with the Business and (B) any employee of the Business from terminating or altering his, her, or its relationship with the Business.

     (iii) If any of the time limitations, geographic areas or other terms encompassed by the covenants in this Section 3.3(a) is at any time determined to be unreasonable and unenforceable by a court of competent jurisdiction adjudicating upon the validity of the covenant, then such term will be reduced or revised to the minimum extent required by such court without invalidating the covenant.

     (iv) The parties recognize that a breach of the covenants in this Section 3.3(a) may result in material, irreparable injury to Purchaser for which there is no adequate remedy at law, and that it will not be possible to measure damages for such injury precisely. Accordingly, the parties agree that Purchaser has the right to immediate injunctive and other equitable relief, without posting a bond, in the event of any breach or threatened breach of the covenants in this Section 3.3(a) .

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     (b) Business Relationships. After the Closing, the Seller Parties will reasonably cooperate with Purchaser in its efforts to continue and maintain those business relationships of the Business existing prior to the Closing. The Seller Parties will refer all inquiries relating to the Business to Purchaser. None of the Seller Parties shall take any action that could diminish the value of the Assets or that would interfere with the Business, including without limitation, disparaging the name or business of Purchaser or the Business after the Closing.

     (c) Non-Potable Water. After the Closing Date, notwithstanding any purification and filtration improvements made by Purchaser to the water distribution aspects of the Business, Purchaser shall continue to provide non-potable water to the Water Companies’ existing customers for such non-potable water pursuant to the terms and for the duration of the Contracts listed on Schedule 3.3(c).

     (d) Indian Hills Golf Course. Following the Closing, Purchaser shall provide non-potable water to the “Indian Hills Golf Course” property, currently owned by Cox, West and their affiliates, as such property and the wells and pipelines attached thereto are described on Schedule 3.3(d) (“Indian Hills”), pursuant to the following terms:

     (i) Purchaser shall provide Indian Hills, on an annual basis, with an amount of water sufficient for its needs, but not exceeding Five Hundred Five (505) acre feet, which the parties acknowledge is equal to one hundred twenty percent (120%) of the largest amount of water provided to Indian Hills by the Water Companies in any past year (the “Indian Hills Water Quota”); provided, that in no event shall Purchaser be required to provide Indian Hills with water in excess of the Indian Hills Water Quota at the Indian Hills Price (defined in clause (ii) below), or at any other price unless agreed to in writing by Purchaser;

     (ii) For purposes of this Agreement, the term “Indian Hills Price” shall mean the actual energy and maintenance costs incurred by Purchaser in appropriating, storing, pumping and distributing, as the case may be, the water distributed to Indian Hills, plus an agreed upon amount necessary to maintain the wells and pipelines used in pumping water to Indian Hills, which shall be determined on a monthly basis. The following shall not be included in the calculation of the Indian Hills Price: (1) administrative or overhead costs incurred by Purchaser, and (2) any replenishment taxes or charges which may be imposed upon Purchaser as a result of increased pumping and usage by Purchaser; provided however, that any replenishment taxes or fees imposed on Purchaser as a result of historical pumping may be included in the calculation of the Indian Hills Price.

If Purchaser fails to provide for sixty (60) continuous days, at least ninety percent (90%) of the Indian Hills Water Quota to Indian Hills pursuant to the terms of this Section 3.3(d), and such failure is not the result of (i) an Event of Force Majeure (defined below), or (ii) actions or omissions by Indian Hills or its agents, representatives or contractors, and such default in not commenced to be cured by Purchaser, using commercially reasonable efforts, after five (5) days written notice from Indian Hills or its representative, the Seller Parties shall have, in addition to other legal remedies, the right to repurchase the wells and pipelines supplying water to the Indian

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Hills property (the “Necessary Equipment”) (but only to the minimum amount necessary to provide water to Indian Hills) as described on Schedule 3.3(d), for a purchase price equal to the unpaid principal amount of the Purchaser’s Promissory Note, which shall be payable through cancellation of the Purchaser’s Promissory Note in full and the release of Purchaser from all liabilities or obligations to the Seller Parties thereunder (the “Equipment Purchase Consideration”). Notwithstanding the foregoing, if Purchaser provides sixty (60) days prior written notice to Indian Hills of its intent to cease providing the Indian Hills Water Quota and delivers the Necessary Equipment to Indian Hills, in consideration of the Equipment Purchase Consideration, Indian Hills shall be entitled to continue to extract the Indian Hills Water Quota, and Purchaser shall have no further liability or other obligation. For purposes of this Agreement, an “Event of Force Majeure” means any cause or event which is beyond the reasonable control of Purchaser, and which renders Purchaser’s performance of this Section 3.3(d) either impossible or commercially impracticable, including, without limitation, inclement weather, drought, flood, earthquake, storm, fire, lightning, work stoppages, natural calamities, national emergencies, declarations of war, riot, civil disturbance, sabotage, terrorism, explosions, acts of God, acts of any governmental body and/or agency having jurisdiction over Purchaser or the Business, (including but not limited to the relevant watermaster), and any federal, state, and/or local laws, rules, regulations, orders, ordinances, acts, or mandates which would prohibit or restrict Purchaser from complying with this Section 3.3(d) .

     (iii) The obligation to deliver water to Indian Hills pursuant to the terms of this Section 3.3(d) shall be considered superior to all existing and future obligations of 350IWC to provide non-potable water from its current sources.

     (iv) Purchaser’s obligation to provide the Indian Hills Water Quota at the Indian Hills Price pursuant to this Section 3.3(d) shall transfer, at the option of Cox and West, in the event that Indian Hills is sold or if Cox and West sell their interests in the entity owning Indian Hills.

     (v) Notwithstanding the foregoing, the Seller Parties acknowledge and agree that Indian Hills shall not sell, re-sell, or otherwise transfer any water to any third party, with the exception of transfers of quantities of water contained in the amount specified in Section 3.3(d) above to Villa De Anza and John West.

     (e) Covenant Not to Use. Upon the Closing, the Seller Parties irrevocably covenant to refrain from using the name “West Riverside” in any manner whatsoever.

     (f) Environmental Review. A Phase I environmental review (“Phase I”) of IHWCC and the Water Companies shall have been completed, at Purchaser’s cost and expense. If, upon receipt of the Phase I review, Purchaser determines that a Phase II environmental review is required (“Phase II” and together with the Phase I, the “Environmental Reviews”), Purchaser may elect to have such Phase II completed, Purchaser’s cost and expense.

     (g) Access to Information. The Seller Parties and Purchaser shall preserve for three (3) years after the Closing all records possessed by such party relating to any of the Assets or to the Business to the extent that they relate to periods prior to the Closing and to

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provide reasonable access to such records for legitimate business needs (i.e., the preparation of tax returns and the like).

     (h) Further Assurances. Each party agrees to do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments as may be reasonably requested to carry out the transactions contemplated herein.

ARTICLE 4 RISK OF LOSS; CONSENTS TO ASSIGNMENT

     4.1 Risk of Loss. From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by the Seller Parties, and thereafter shall be borne by Purchaser. Until the Closing, the Deposit shall be the property of Purchaser.

     4.2 Consents to Assignment. To the extent that the assignment hereunder by the Seller Parties to Purchaser of the rights under any Contract or Permit is not permitted or is not permitted without the consent of any other party to the Contract or grantor of the Permit, or any regulatory authority, this Agreement shall not be deemed to constitute an assignment of any such Contract or Permit if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits or permitted rights under, any such Contract or Permit, and Purchaser shall assume no obligations or liabilities thereunder. Any of the Seller Parties shall advise Purchaser promptly in writing with respect to any Contract or Permit which it knows, should know or has reason to know that it will not receive any required consent. Without in any way limiting the Seller Parties’ obligation to obtain all consents necessary for the sale, transfer, assignment and delivery of the Contracts, Permits, and other Assets to Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, the Seller Parties shall cooperate with Purchaser in any reasonable arrangement designed by Purchaser to provide Purchaser with the rights and benefits, subject to the obligations, under the Contract or Permit, as the case may be, including enforcement for the benefit of Purchaser of any and all rights of the Seller Parties against any other person arising out of breach or cancellation by such other person in the case of a Contract, and, if requested by Purchaser, the Seller Parties shall act as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require, in each case at the Seller Parties’ cost.

ARTICLE 5

CONDITIONS PRECEDENT TO CLOSING

     5.1 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions described in this Agreement shall be subject to the fulfillment on or before the Closing of the following conditions precedent, each of which may be waived by Purchaser in its sole discretion in writing:

     (a) Representations and Warranties. The representations and warranties of the Seller Parties contained in this Agreement shall have been true and correct when made and shall be true and correct in all respects as of the Closing, with the same force and effect as if

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made as of the Closing Date, other than such representations and warranties that are expressly made as of another date.

     (b) Covenants. All of the covenants and agreements of the Seller Parties required to be performed by them (or caused to be performed by the Water Companies) under this Agreement prior to the Closing shall have been performed.

     (c) Delivery of Assets. The Seller Parties shall have delivered possession of the Assets to Purchaser, including without limitation, rights to all intangible Assets. If Purchaser has not made the Asset Purchase Election, Purchaser shall have received from the Seller Parties certificates evidencing all of the Shares, with duly executed stock powers assigning such shares to Purchaser annexed thereto, and such Shares shall constitute one hundred (100%) percent of the issued and outstanding shares of capital stock of 350IWC and one hundred (100%) percent of the issued and outstanding shares of capital stock of West Riverside.

     (d) No Adverse Change. There shall have been no Material Adverse Change in the operations, financial condition, operating results, business prospects or assets of the Business, and there shall have been no material loss or damage to the Assets, whether or not covered by insurance.

     (e) Orders and Laws. There shall not be in effect on the Closing Date any court order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents or that could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Transaction Documents to Purchaser, and there shall not be pending or threatened on the Closing Date any action in, before or by any governmental authority that could reasonably be expected to result in the issuance of any such court order or the enactment, promulgation or deemed applicability to the Assets or Business or the transactions contemplated by this Agreement or any of the Transaction Documents of any such law.

     (f) Consents; Regulatory Compliance and Approval. All applicable state and local filing, regulatory and licensing requirements related to or in connection with the conveyance of the Assets (including, without limitation, the Shares, if Purchaser has not made the Asset Purchase Election), to Purchaser shall have been completed, and all permits, consents, approvals and waivers from governmental authorities, including without limitation, the California Public Utilities Commission if necessary, and other parties necessary to the consummation of the transactions contemplated by this Agreement and the Transaction Documents and for the operation of the Business by Purchaser shall have been obtained.

     (g) Repayment of Indebtedness and Release of Liens. The Seller Parties shall have repaid in full all indebtedness affecting the Assets as of the Closing Date, including without limitation, all unpaid past due taxes, but excluding the IHWCC Debt, and delivered to Purchaser appropriate instruments terminating all liens and other agreements, documents and instruments in connection with such indebtedness, together with all payoff letters and UCC-3 termination statements related thereto.

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     (h) Environmental Review. The findings of the Environmental Reviews shall be acceptable to Purchaser in its sole and absolute discretion.

     (i) Due Diligence. Purchaser shall have completed, to its satisfaction, its Due Diligence review of IHWCC and the Water Companies, the Business, the Assets (including, without limitation, the Birtcher Easement, the Water Rights, Permits, and the Environmental Reviews), and Purchaser and its board of directors must be satisfied that the scope and results of such Due Diligence (taking into account, among other things, the anticipated costs of operating the Water Companies in the future in the manner intended by Purchaser, as well as all known, contingent and potential unknown liabilities, including without limitation, all environmental risks, litigation and threatened litigation affecting IHWCC or the Water Companies), are such that Purchaser, in its sole and absolute discretion, determines that the consummation of the transactions contemplated herein are in its and its stockholders best interests.

     (j) Corporate Proceedings Satisfactory. All corporate and other proceedings to be taken by the Seller Parties and the Water Companies in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

     (k) Approval; Authorization. This Agreement and the other Transaction Documents to be executed and delivered by Purchaser, and the consummation of the transactions contemplated herein and therein, shall have been approved as fair and in the best interest of Purchaser and its stockholders and duly authorized by Purchaser’s board of directors and management as required by Purchaser’s governing instruments, which approvals may be withheld in Purchaser’s sole and absolute discretion.

     (l) Title Insurance. A title insurance company acceptable to Purchaser shall be committed to issue to Purchaser a policy of title insurance, dated as of the Closing Date, insuring fee title to the Real Property vested in Purchaser, or its assignees, in an amount equal to the fair market value of the Canal and other Real Property (as set forth in an MAI appraisal), and otherwise in form and content, and subject to those exceptions, acceptable to the Purchaser in its discretion.

     (m) Real Property. Purchaser shall be satisfied, in its sole and absolute discretion, that there is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties, or (iii) any structure of any other third party which encroaches on or over the boundaries of any such Real Property. Purchaser shall be satisfied, in its sole and absolute discretion, that all such Real Property is in good condition and repair and is suitable in all material respects for the purposes for which it is now being used in the conduct of the Business, and for Purchaser’s intended use in the conduct of the Business, and that all such Real Property is readily accessible to and from public streets to the extent needed to operate the Business.

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     (n) Closing Documents. The Seller Parties shall have delivered to Purchaser the resolutions, certificates, documents and instruments set forth below:

     (i) an officer’s certificate of each of IHWCC and the Water Companies stating that the preconditions specified in Section 5.1(a) through (g), inclusive, have been satisfied;

     (ii) good standing and tax certificates (or analogous documents), dated no more than ten (10) days prior to the Closing Date, from the appropriate authorities in the jurisdiction of incorporation of each of IHWCC and the Water Companies and in each jurisdiction in which such party is qualified to do business, showing such party to be in good standing and to have paid all Taxes due in the applicable jurisdiction.

     (iii) the assignment and assumption agreement, substantially in the form of Exhibit D attached hereto and incorporated by reference;

     (iv) such deeds, bills of sale, instruments of sale, transfer, assignment, conveyance and delivery, as are required in order to transfer to Purchaser good and marketable title to the Assets executed and delivered by the Seller Parties, in form and substance reasonably satisfactory to Purchaser, substantially in the form attached hereto as Exhibit E and incorporated by reference;

     (v) all of the books, data, documents, instruments and other records relating to the Assets and the Business set forth on Schedule 1.1;

     (vi) a certificate of the Secretary of each of IHWCC and the Water Companies certifying (A) as to the names and signatures of the officers of such party authorized to sign this Agreement and the other documents, (B) as to the attached copies of good standing and tax certificates described in clause (ii) above, (C) as to the attached resolutions as duly and validly adopted by the officers and directors of such party, authorizing and approving the execution and delivery and performance of this Agreement and the Transactions Documents and the acts of the officers of such party in carrying out the terms and provisions hereof and thereof, and that such resolutions are complete and have not been amended, revoked or superseded; and (D) as to the correctness and completeness of the attached articles of incorporation and the bylaws of such party and all amendments thereto;

     (vii) customary UCC search reports of each of IHWCC and the Water Companies disclosing no liens against the Assets;

     (viii) each of the other Transaction Documents to which each of IHWCC and the Water Companies is a party;

     (ix) noncompetition agreements, executed and delivered by the Seller Parties, pursuant to which each of the Seller Parties agrees not to engage in any business related to the Business, or otherwise compete with Purchaser for a period of three (3) years from the Closing Date within the area encompassing the Business’s

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principal place of business in Riverside, San Bernardino County California, substantially in the form attached hereto as Exhibit F and incorporated herein by reference;

     (x) customary litigation search reports of each of IHWCC and the Water Companies disclosing no material litigations, arbitrations, or other proceedings in which IHWCC or the Water Companies are participants;

     (xi) opinion of counsel to the Seller Parties in form and content reasonably acceptable to Purchaser and Purchaser’s counsel;

     (xii) any consents contemplated under Section 5.1; and

     (xiii) such other documents and instruments as Purchaser or its counsel may reasonably request.

     5.2 Conditions Precedent to the Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions described in this Agreement shall be subject to the fulfillment on or before the Closing of the following conditions precedent, each of which may be waived by the Seller Parties in their sole discretion:

     (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date;

     (b) Covenants. All of the covenants and agreements of Purchaser required to be performed by it under this Agreement prior to the Closing shall have performed;

     (c) Orders and Laws. There shall not be in effect on the Closing Date any court order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents, and there shall not be pending or threatened on the Closing Date any action in, before or by any governmental authority that could reasonably be expected to result in the issuance of any such court order or the enactment, promulgation or deemed applicability to the Seller Parties or the transactions contemplated by this Agreement or any of the Transaction Documents of any such law.

     (d) Purchase Price. The Purchase Price shall have been delivered as provided in Section 1.4.

     (e) Closing Documents. Purchaser shall have delivered to the Seller Parties the resolutions, certificates, documents and instruments set forth below:

     (i) an officer’s certificate of Purchaser stating that the preconditions specified in Section 5.2(a) through (c), have been satisfied;

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     (ii) a certificate of the Secretary of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the other documents;

     (iii) each of the other Transaction Documents to which it is a party;

     (iv) evidence reasonably satisfactory to the Seller Parties that the Seller Parties shall be discharged of all liabilities and obligations under the IHWCC Debt upon consummation of the Closing;

     (v) Purchaser’s Promissory Note; and

     (vi) such other documents and instruments as the Seller Parties or their counsel may reasonably request.

ARTICLE 6

INDEMNIFICATION

     6.1 Survival. All representations and warranties of the Seller Parties and Purchaser shall survive the Closing hereof for a period of three (3) years following the Closing, except that the representations contained in Sections 2.1(d)(ii), 2.1(o) and 2.1(w) shall survive indefinitely and Section 2.1(s) shall survive until the expiration of the applicable statute of limitations. All covenants which are not fully performed as of the Closing shall survive the Closing.

     6.2 Indemnities.

     (a) Seller Parties’ Indemnification. The Seller Parties jointly and severally agree to indemnify, defend and hold harmless Purchaser and its successors, assigns and affiliates and present and future directors or managers, officers, guarantors, agents and employees (collectively, the “Purchaser Affiliates”) against and from, all claims, losses, deficiencies, liabilities, costs, damages and expenses, including, but not limited to, reasonable legal fees and costs of litigation resulting from, relating to, or arising out of (i) a breach of any representation or warranty made by the Seller Parties pursuant to this Agreement or any Transaction Document, (ii) a breach of any covenant or other agreement made by or to be performed by the Seller Parties pursuant to this Agreement or any Transaction Document, (iii) the Excluded Liabilities or (iv) any claim arising out the ownership or operation of the Assets prior to the Closing.

(b) Purchaser’s Indemnification. Purchaser agrees to indemnify, defend and hold harmless the Seller Parties and their successors, assigns, affiliates, managers, officers, guarantors and agents and employees (collectively, the “Seller Affiliates”) against and from, and hold them harmless from, all claims, losses, deficiencies, liabilities, costs, damages and expenses, including, but not limited to, reasonable legal fees and costs of litigation resulting from, relating to, or arising out of (i) a breach of any representation or warranty made by Purchaser pursuant to this Agreement or any Transaction Document, (ii) a breach of any covenant or other agreement made by or to be performed by Purchaser pursuant to this Agreement or any Transaction Document, (iii) any Assumed Liability, and (iv) any claim arising out the ownership or operation of the Assets and the Business following the Closing.

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     (c) Third Party Claims. Promptly after any of Purchaser Affiliates or Seller Affiliates (the “Indemnified Party”) has received notice of or has knowledge of any claim by a person not a party to this Agreement (“third person”) or the commencement of any action or proceeding by a third person, the Indemnified Party shall promptly give the parties with the indemnification obligation under subsections (a) and (b) above (each, an “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure of the Indemnified Party to give such prompt notice shall not excuse the Indemnifying Party’s obligation to indemnify, unless such failure materially impairs the resolution of such claim. Such notice shall state the nature and basis of such claim and, if ascertainable, the amount thereof. As a condition to the indemnification provided hereunder, the Indemnified Party shall permit the Indemnifying Party to control the defense, settlement, adjustment or compromise of any such claim so long as the Indemnifying Party pursues such claim in good faith and with all reasonable efforts; provided, however, the Indemnifying Party will not consent to the entry of judgment or enter into any settlement without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

     (d) Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any Indemnified Party may have for breach of representation, warranty or covenant of the Indemnifying Party or the transactions contemplated by this Agreement.

     6.3 Insurance. Before entering any of the Real Property before Closing, Purchaser or any individual or entity acting on its behalf shall furnish a certificate of insurance to the Seller Parties evidencing a currently in force policy of commercial general liability insurance, covering losses reasonably probable of occurring during Purchaser’s Due Diligence, issued by a company or companies licensed to conduct insurance business in the State of California, rated as “A-/VI” by A.M. Best Company, on an occurrence basis, in which the Seller Parties are named as additional insureds with the Purchaser. For purposes of this Agreement, a rating of B+/XI shall be equivalent to A-/VI. Purchaser shall furnish complete copies of such policy or policies. Notwithstanding any inconsistent statement in the policy or any subsequent endorsement attached thereto, the protection offered by the policy shall:

     (a) Include an endorsement naming the Agency Indemnitees as additional insureds; and

     (b) Provide a combined single limit policy for both personal injury and property damage in the amount of $2,000,000, which will be considered equivalent to the required minimum limits.

ARTICLE 7
GENERAL PROVISIONS

     7.1 Termination.

     (a) This Agreement may be terminated at any time prior to Closing: (i) by mutual written consent of Purchaser and the Seller Parties;

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     (ii) by Purchaser or the Seller Parties if the Closing shall not have occurred on or before December 31, 2007; provided, however, that this provision shall not be available to Purchaser if the Seller Parties have the right to terminate this Agreement under clause (iv) of this Section 7.1(a), and this provision shall not be available to the Seller Parties if Purchaser has the right to terminate this Agreement under clause (iii) of this Section 7.1(a);

     (iii) by Purchaser if (a) there is a material breach of any representation or warranty of the Seller Parties contained herein or of any covenant or agreement to be complied with or performed by any of the Seller Parties pursuant to the terms of this Agreement, (b) Purchaser, in its sole discretion, determines that the results of its Due Diligence are unsatisfactory, or (c) Purchaser, at any time in its sole and absolute discretion, determines that the conditions precedent to the Closing set forth in Section 5.1 cannot or will not be fulfilled ; or

     (iv) by the Seller Parties if there is a material breach of any representation or warranty set of Purchaser contained herein or of any covenant or agreement to be complied with or performed by Purchaser pursuant to the terms of this Agreement.

     (b) In the event of termination of this Agreement: (i) within five (5) days of such termination, Purchaser will receive the Deposit and all interest accrued thereon as of the date of such termination, (ii) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and (iii) no party shall have any Liability to any other party to this Agreement, except as stated in this Section 7.1(b) or for any breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

7.2 Confidentiality.

(a) Each of the Seller Parties covenants and agrees that such party shall not, directly or indirectly, and shall use its best efforts to ensure that any of its directors, officers, shareholders, employees, representative, agents, affiliates and any other persons acting on such party’s behalf, do not, without the prior written consent of Purchaser, disclose, use, exploit, furnish or make accessible to anyone or any other entity, the existence of this Agreement, the terms and conditions hereof and the identity of Purchaser. The terms of this Section 7.2 shall survive any termination of the Agreement.

     (b) The Seller Parties acknowledge and agree that, if in the good faith opinion of Purchaser’s securities or corporate counsel licensed to practice in the State of California, that, for purposes of United States federal and state securities laws with respect to Purchaser or its securities, it is necessary to disclose this Agreement, Purchaser may, without the consent of the Seller Parties, disclose the terms of this Agreement pursuant to the issuance of a press release or

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the filing with the Securities Exchange Commission of a Form 8-K under the Securities Exchange Act of 1934, as amended.

     (c) Each of the parties to this Agreement acknowledges that it has knowledge of certain Confidential Information (defined below) pertaining to the Assets and that such Confidential Information is confidential and proprietary to the Seller Parties and the Water Companies and constitutes valuable trade secrets of Seller Parties and the Water Companies, which affect, among other things, the successful conduct, furtherance and protection of the Business and its goodwill. Each party, subject to paragraph (b) above, acknowledges that the unauthorized use or disclosure of Confidential Information is likely to be highly prejudicial to the interests of the other party. The Seller Parties agree that a substantial portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic and commercial value to Purchaser, and constitutes a substantial part of the value to Purchaser of the Business.

     (d) Each party further acknowledges that the other party would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than such party or any of its affiliates. Accordingly, subject to clause (b) above, each party covenants and agrees that they or it shall not, directly or indirectly, and shall use their best efforts to ensure that any agents, representatives, affiliates and any other persons acting on such party’s behalf (such parties and such parties’ agents, representatives, affiliates and other persons being collectively referred to as the “Restricted Persons”) do not, without the prior written consent of the other party, disclose, use, exploit, furnish or make accessible to anyone or any other entity, any such Confidential Information, for the benefit of any such Restricted Person or of any third party, at any time for so long as such information shall remain secret or confidential or otherwise remain wholly or partially protectible.

     (e) For purposes of this Agreement, the term “Confidential Information” shall mean: (i) information or material relating to the Business or Assets that is not generally available to or used by others and that could have commercial value or other utility in the Business in which the Seller Parties, the Water Companies, Purchaser, and their affiliates or clients are engaged, including but not limited to, as the following may relate to the Business: know-how, data, data files, computer software, marketing plans, business plans, technical information, marketing information, trade secrets, statistical data, payroll and financial information, names of any clients, lead lists, names of vendors and suppliers, names of any former or current employees used in the operation of the Business, production costs, and other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Seller Parties, the Water Companies, or Purchaser, as the case may be, or their respective representatives or affiliates, which contain or otherwise reflect or are generated from such information; and (ii) this Agreement, all Transaction Documents, and all schedules and exhibits thereto, the terms and conditions of the foregoing, the terms and conditions of any terms sheets related to the foregoing, and all communication between the parties or their representatives, whether oral, written or through any other medium, related to the foregoing.

     7.3 Standstill. From the date of this Agreement until the Closing Date, none of the Seller Parties will, directly or indirectly, nor will such party authorize or direct any of its agents,

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representatives, affiliates and any other persons acting on such party’s behalf to: (i) acquire, agree to acquire, make any proposal to acquire, cause to be acquired, or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) to do any of the foregoing, Beneficial Ownership (defined below) of securities (including convertible debt instruments and preferred stock or any shares of capital stock issuable upon the conversion or exercise thereof) of Basin Water Inc. ("Basin Shares"); (ii) sell, transfer, assign, offer, pledge, contract to sell, transfer or assign, sell any option or contract to purchase, purchase any option or contract to sell, transfer or assign, grant any option, right or warrant to purchase, or otherwise transfer, assign or dispose of, directly or indirectly, any Beneficial Ownership of Basin Shares now held by such party; (iii) publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing; or (iv) take any actions which would be inconsistent with the purpose and intent of this Section 7.3. For purposes of this Agreement, "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

     7.4 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Seller Parties or the Water Companies:	Mr. Henry C. Cox, II, John L. West Indian Hills Water Conservation Corporation 8175 Liminite Dr. Riverside, CA Telephone: (951) 360-2070 Facsimile: (951) 360-____

With a required copy to:	Lobb Cliff & Lester, LLP 1325 Spruce Street Suite 300 Riverside, California 92507 Telephone: (951) 788-9410 Facsimile: (951) 788-0766 Attn: Paul Cliff, Esq.

If to Purchaser:	Peter Jensen Larry Rowe Basin Water Resources, Inc. 8731 Prestige Court Rancho Cucamonga, CA 91730 Telephone: (909) 481-6800

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Facsimile: (909) 481-6801

With a required copy to:	Weston Benshoof Rochefort Rubalcava MacCuish LLP 333 South Hope Street, Sixteenth Floor Los Angeles, California 90071 Telephone: (213) 576-1000 Facsimile: (213) 576-1100 Attn: Thomas Wingard, Esq.

     7.5 Dates of Notices and Actions. All notices required to be given hereunder shall be effective as of the date of delivery. If the date of any notice required to be given hereunder or action required to be taken hereunder falls on a weekend or holiday, such notice or action may be delivered or taken at any time through the next occurring business day.

     7.6 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the United States District Court for the Central District of California in Los Angeles, California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     7.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     7.8 Entire Agreement. All prior agreements, representations and understandings between the parties are incorporated in this Agreement and, together with the Transaction Documents, constitute the entire contract between the parties. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included herein and may not be contradicted by evidence of any prior or contemporaneous written or oral representations, agreements or understandings, whether express or implied. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by each of the parties.

953484.15

     7.9 Schedules and Exhibits. The schedules and exhibits attached hereto are hereby incorporated by reference into this Agreement in their entirety. The disclosures in the schedules and exhibits must relate only to the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the schedules or the exhibits (other than an exception expressly set forth as such in the schedules and exhibits with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     7.10 Assignment, Successors and No Third-Party Rights. The Seller Parties expressly acknowledge and agree that Purchaser may assign all of its rights under this Agreement to an affiliate of Purchaser or a third party without the prior written consent of the Seller Parties, provided that such affiliate or third party performs all of Purchaser’s covenants and obligations contained herein, and Purchaser expressly acknowledges and agrees that the Seller Parties may assign all of their rights under Section 1.5, whether such assignment takes place before or after Closing, without Purchaser’s express prior written consent, provided that such assignment shall not relieve the Seller Parties of their obligations and covenants contained in this Agreement. Subject to the foregoing, no party may assign any of its rights or obligations under this Agreement without the prior written consent of the others, which consent will not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     7.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     7.12 Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

     7.13 Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses and reasonable attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (i) the proceeding (whether or not the proceeding proceeds to judgment) and (ii) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the proceeding. All such judgments and awards

953484.15

shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses and actual attorney’s fees.

     7.14 Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

     7.15 Further Assurances; Additional Documents and Acts. Each party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary, appropriate or desirable to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby, including but not limited to, within ten (10) days after written request by any party, a certificate stating, to the party's knowledge, that: (a) this Agreement is in full force and effect; and (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate Further, the Seller Parties expressly agree to participate, to the extent deemed by Purchaser necessary, appropriate or desirable, in any (x) quiet title or other action to convey title to Purchaser, of all of the Assets, including but not limited to the Real Property and Water Rights, (y) court proceeding brought to confirm ownership of the Water Companies’ equity capital, and (z) action, hearing or proceeding brought before any regulatory agency regarding the Water Rights.

     7.16 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each party represents and warrants that the person signing this Agreement on its behalf is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

[SIGNATURE PAGE FOLLOWS]

953484.15

     IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first set forth above.

PURCHASER:	BASIN WATER RESOURCES, INC. a Delaware corporation By: : PETER JENSEN Name: Peter Jensen Its: : CEO

IHWCC:	INDIAN HILLS WATER CONSERVATION CORPORATION a California corporation By: : HENRY C. COX Name: Henry C. Cox, II Its: President

WEST RIVERSIDE:	WEST RIVERSIDE CANAL COMPANY a California corporation By: HENRY C. COX Name: Henry C. Cox, II Its: President

350IWC:	WEST RIVERSIDE 350 INCH WATER COMPANY a California corporation By: HENRY C. COX Name: Henry C. Cox Its: President

COX:	By: HENRY C. COX II Henry C. Cox, II

WEST:	By: JOHN L. WEST John L. West

[SIGNATURE PAGE TO STOCK AND ASSET PURCHASE AGREEMENT}

953484.15

SCHEDULES

953484.15

Schedule 1.1

WEST RIVERSIDE CANAL ASSETS

1.

Properties deeded to WRC per attached deed from Peoples Trust & Savings Bank in favor of West Riverside Canal Company attached hereto as Exhibit 1.1.1 less any property deeded to other parties in exchange for easements for pipeline purposes.

2.	Easements for pipeline purposes from:
	a.	E.L. Yeager Company along Agua Mansa Blvd
	b.	Owl Rock at Agua Mansa Blvd.
	c.	Birtcher Development

3.	Pipelines from Wells #5 and #7 within canal right of way between wells and Indian Hills Booster Station and between wells and Patriot High School.

4.	Concrete siphon under Santa Ana River terminating at Agua Mansa Road.

WEST RIVERSIDE 350 INCH WATER COMPANY

1.	Wells #5 and #7 located in Colton, California, and associated equipment.
	a.	#5 is State Well #01S/04W-32B01S
	b.	#7 is State Well #01S/04W-32B02S
	c.	Pressure Station facilities located at Patriot High School.

2.	Wells # 1 and 2 located on Canal Street near Opal Street in Riverside, County known as follows:
	a.	State Well # 02S05W08K004S
	b.	State Well # 02S05W08k005S
(In each case including the associated equipment except for that identified elsewhere in the Agreement as an Excluded Asset)

3.	Contract with Jurupa Unified School District related to water supply for Patriot High School attached as Exhibit 1.1.2

4.	Interest in lease of office building at Valley Way at Jurupa Avenue.

5.	Historical Rights (as defined in the Agreement)

6.	Shares in WRCC

953484.15

Schedule 1.2

     INDIAN HILLS GOLF CLUB ASSETS
THAT ARE THE PROPERTY OF COX/WEST

1.	State Well 02S/06W-24Q located on C/W Property adjacent to JCSD Plant
2.	Pump Well located at Indian Hills Conservation Plant.
3.	2 - 100 HP Pumps and lines connecting said pumps to the IHGC Reservoir
4.	Pump well at Booster Pump
5.	Booster Pump and Electrical Facilities

953484.15

BIRCHER EASEMENT

953484.15

RECORDING REQUESTED BY AND
WHEN RECORDED RETURN TO:

Henry C. Cox
West Riverside Canal Company
8175 Limonite, Suite F
Riverside, CA 92509

[THE AREA ABOVE IS RESERVED FOR RECORDER’S USE]

PIPELINE EASEMENT AGREEMENT

     This Pipeline Easement Agreement ("Agreement") is made as of May 1, 2007 between the MMI/BDI Riverside Canal Street, LLC, a Delaware limited liability company ("Grantor"), and West Riverside Canal Company, a California corporation, ("Grantee"), with reference to the following facts:

     A. Grantor is the fee owner of certain real property located in the County of Riverside, State of California, as more particularly described on attached Exhibit "A" (the “Property”).

     B. Grantor desires to grant to Grantee, and Grantee desires to accept, a non-exclusive easement under the Property for the use and maintenance of underground pipelines and conduits, subject to the terms and conditions set forth in this Agreement.

     Therefore, for valuable consideration, the receipt of which is acknowledged, Grantor and Grantee agree as follows:

     1. Agreement. Grantor grants to Grantee and its employees, agents, consultants and contractors a non-exclusive easement as to the entirety of the subsurface of the Property at a depth of thirty-six (36) inches and greater below the present surface of the Property for the installation, use, operation, inspection, maintenance, and repair of an underground pipeline, underground power conduits, and related equipment and facilities, subject to the terms and conditions set forth below.

     2. Term. The term of this easement shall commence on the date that this Agreement is recorded in the Official Records of Riverside County, California, and shall continue in perpetuity unless terminated pursuant to Section 4, below.

{10102939.9}

     3. Grantor’s Rights and Obligations.

     (a) Grantor reserves for itself and its employees, agents, consultants, contractors, successors and assigns the right to use the entirety of the Property located above the surface, provided that such use shall not unreasonably interfere with Grantee’s rights set forth in this Agreement. Without limiting the foregoing, Grantor may landscape and/or prepare the Property for parking, install stormwater runoff facilities or detention basins, or construct or permit the construction of utilities within the Property without the prior written consent of Grantee; provided, however, that except as expressly provided in this Agreement, Grantor shall make no improvements in, on, under or to the Property where such improvements affect the subsurface of the Property at a depth of thirty-six (36) inches and greater below the present surface of the Property without providing at least sixty (60) days prior written notice to Grantee. Grantor shall be required to obtain the written consent of Grantee, which shall not be unreasonably withheld, conditioned, or delayed, to install any such improvements which Grantee determines, in its reasonable discretion, will substantially interfere with Grantee’s use of the Property pursuant to this grant of easement.

      (b) At Grantor’s request, Grantee shall be required to relocate the water pipeline equipment and facilities to a new location within the Property specified by Grantor, provided that (i) Grantor shall give Grantee at least six (6) months prior written notice of the date by which such relocation must be completed, (ii) such new location will not unreasonably interfere with Grantee’s use and enjoyment of the rights granted herein, and (iii) such relocation shall not substantially increase the cost to Grantee to operate and maintain any pipeline equipment and facilities located on the Property. The notice provided by Grantor shall include a survey and legal description of the new location which shall be used to amend this Agreement. Grantee shall be responsible for effectuating the relocation, but Grantor shall reimburse Grantee for all reasonable and actual out-of-pocket costs associated with such relocation within thirty (30) days after receipt from Grantee of an invoice and reasonable supporting documentation.

     4. Termination. Upon the termination of this Agreement for any reason, Grantee shall promptly execute, acknowledge and deliver to Grantor a quitclaim deed or other termination instrument, in form and content acceptable to Grantor, confirming the termination of all of Grantee’s rights in, to, and under this Agreement and the Property, and shall, within sixty (60) days following the request of Grantor, remove or properly abandon all improvements made to the Property and facilities and related items installed in the Property by or for Grantee, and restore the Property to good condition acceptable to Grantor.

     5. Default. Failure by Grantee to perform any obligation required of it under this Agreement within ninety (90) days after receipt of written notice from Grantor shall constitute an “Event of Default” by Grantee; provided, however, that if Grantee reasonably requires additional time to perform a particular obligation, then an Event of Default shall not occur so long as Grantee commences performance within said 90-day period and thereafter diligently prosecutes such performance until completion. In the event Grantee commits any such default, Grantor shall have the right to exercise any and all other remedies available to Grantor at law or in equity, including, without limitation, to terminate this Agreement. Grantor’s failure to exercise any of its rights resulting from a default or breach of covenant on the part of Grantee shall not be construed as a waiver thereof, nor shall any custom or practice which may grow up between the parties in the course of administering this Agreement be construed to waive or to lessen the right

{10102939.9}

of Grantor to insist upon the performance by Grantee of any term, covenant or condition hereof, or to exercise any right given him resulting from any such default. A waiver of a particular breach or default shall not be deemed to be a waiver of the same or any other subsequent breach or default.

     6. Indemnity. Grantee hereby agrees to indemnify, defend and hold harmless Grantor and each of Grantor’s partners, members, affiliates, employees, agents, attorneys, successors and assigns from and against any and all claims, demands, liabilities, damages, costs or expenses (including, without limitation, reasonable attorney's fees and expenses) caused by the use by Grantee, or by anyone acting on behalf of, or under Grantee’s authority, including without limitation, contractors (collectively, "Grantee Representatives"), of the Property, except to the extent caused by the gross negligence or willful misconduct of Grantor or the Grantor Representatives (defined below). Grantor hereby agrees to indemnify, defend and hold harmless Grantee and each of Grantee’s partners, members, affiliates, employees, agents, attorneys, successors and assigns from and against any and all claims, demands, liabilities, damages, costs or expenses (including, without limitation, reasonable attorney's fees and expenses) caused by the use by Grantor, or by anyone acting on behalf of, or under Grantor’s authority, including without limitation, contractors (collectively, "Grantor Representatives"), of the Property, except to the extent caused by the gross negligence or willful misconduct of Grantee or any of the Grantee Representatives. In no event shall either party be liable to the other party for any consequential or exemplary damages in connection with this Agreement or any of their respective obligations hereunder.

     7. Covenants Concerning Use of the Property.

     (a) Any improvements, equipment, and facilities owned or used by or for Grantee and located on the Property shall be installed, maintained and operated by properly licensed contractors, in a good and workmanlike manner, in accordance with all applicable federal, state, city and local laws, ordinances and regulations. Grantee shall deliver to Grantor copies of any plans or working drawings submitted to any governmental authority in connection with any improvements, equipment, or facilities installed or proposed to be installed on or under the Property.

     (b) Grantee shall conduct its activities on the Property in such a manner as to minimize any interference with the use of the Property by Grantor, its tenants and subtenants, licensees, easement holders, successors, and assigns and their respective employees, agents and invitees.

     (c) Grantee shall not permit any party (other than itself, its contractors, its tenants and subtenants, licensees, easement holders, successors, and assigns and their respective employees, agents and invitees) to enter or use the Property.

     (d) Grantee shall not do or permit to be done, in connection with its use of the Property, anything which is prohibited by or will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Grantee shall, at its own expense, obtain from the applicable governmental entities any and all licenses, permits and approvals necessary for the exercise of its rights and performance of its obligations hereunder. Grantee shall supply to Grantor as promptly as

{10102939.9}

possible, and in any event within ten (10) business days after Grantee first receives the same from any governmental agency, with copies of all claims, reports, complaints, notices, warnings, enforcement actions or asserted violations relating in any way to the Property or Grantee’s use thereof. Grantee shall not, during the Term: (i) commit any waste or suffer any waste to be committed upon the Property; (ii) commit any public or private nuisance; (iii) burn refuse or other materials; or (iv) store or transport any gas, diesel, petroleum or other hydrocarbon materials, or any other Hazardous Material (as defined in Section 8 below), in violation of any Hazardous Materials Laws or without obtaining all federal, state, and local governmental approvals required for such storage or transportation, in or about the Property. Grantee shall not suffer or allow to be enforced against the Property, or any part thereof, any mechanic’s, materialman’s, contractor’s or subcontractor’s lien arising from, or any claim for damages growing out of the work of any construction, repair, restoration, replacement or improvement, or any other claim or demand against the Property (or any portion thereof) arising out of or related to Grantee’s entry upon or use of the Property. Grantee shall pay or cause to be paid all of such liens, claims or demands before any action is brought to enforce the same against the Property or lien is recorded to evidence the same; provided, however, that Grantee may, upon the posting of a surety bond for the benefit of Grantor sufficient to cause the lien to be discharged, contest the validity or amount of any such lien, claim or demand so long as such contest does not place the Property at risk of sale or impede any sale or financing transaction then in process by Grantor. Grantee agrees to indemnify and hold Grantor and the Property free and harmless from all liability for any and all such liens, liabilities, damages, claims and demands, together with reasonable attorneys’ fees and all costs and expenses in connection therewith.

     (e) Grantee shall, at Grantee’s sole cost and expense, maintain and keep any improvements, equipment, and facilities owned or used by or for Grantee and located on the Property in good condition and repair and in compliance with all applicable laws, and will permit no waste, damage, or injury to the Property or the improvements to be constructed therein, if any. In addition to its other remedies under this Agreement or available under law or equity, Grantor may, upon an Event of Default, enter onto the Property and exercise all reasonable self-help remedies to cure that breach and charge Grantee the actual and reasonable costs therefor, which Grantee shall pay on demand.

     (f) Grantee acknowledges that it has inspected the Property, that it is familiar with the condition of the Property, that it has relied on its own inspection in entering into this Agreement and that it shall accept the grant of this easement under the Property as-is, where-is and with all faults as of the date of execution hereof, without any representation or warranty of any kind or nature by Grantor, including without limitation with respect to the following: the presence or absence on, in or under the Property of any Hazardous Substances; any desired investigations or analysis of the feasibility of the Property for Grantee’s intended use; and the size, dimensions, location or topography of the Property; the availability or adequacy of access to the Property and all portions thereof. Except as expressly provided in this Agreement, Grantee shall make no improvements in, on, under or to the Property without providing at least sixty (60) days prior written notice to Grantor. Grantee shall be required to obtain the written consent of Grantor, which shall not be unreasonably withheld, conditioned, or delayed, to install any such improvements which Grantor determines, in its reasonable discretion, will substantially interfere with any of Grantor’s then-existing improvements. Grantee shall, at its sole cost, repair any damage to any improvements of Grantor caused by the installation of any Grantee improvements in, on, under, or to the Property, and shall restore the Property, to the extent reasonably

{10102939.9}

practicable, to its previously existing condition. Promptly after written request, and in no event later than ten (10) days after such request, Grantor shall deliver to Grantee copies of any plans or working drawings submitted to any governmental authority in connection with any improvements, equipment, or facilities installed or proposed to be installed on or under the Property. Any improvements, equipment, and facilities owned or used by or for Grantor and located on the Property shall be installed, maintained and operated by properly licensed contractors, in a good and workmanlike manner, in accordance with all applicable federal, state, city and local laws, ordinances and regulations.

     (g) In order to facilitate Grantor’s development plans for the Property, Grantee unconditionally agrees to support and cooperate with Grantor’s plans to establish at-grade crossings of any railways in 28th Street and Alta Street, including, without limitation, (i) granting to Grantor any rights necessary or appropriate with respect to any property rights owned by Grantee in order to establish such at-grade crossings and executing and delivering any reasonable documents in connection therewith, (ii) participating in meetings and other communications with the owner(s) of the railways in support of such at-grade crossings, and (iii) unless otherwise requested by Grantor, not permitting any above-grade or below-grade crossings in 28th Street or Alta Street, based on Grantee’s rights under this Agreement and any other applicable property rights Grantee may have.

     8. Hazardous Materials. Grantee shall at all times and in all respects comply with all federal, state and local laws, ordinances and regulations (“Hazardous Materials Laws”) relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, disposal or transportation of any hydrocarbon material, flammable explosives, asbestos, urea formaldehyde, radioactive materials or waste, or other hazardous, toxic, contaminated or polluting materials, substances or wastes, including, without limitation, any “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any such laws, ordinances or regulations (collectively, “Hazardous Materials”). Grantee shall indemnify, defend, protect and hold Grantor, the Property, and each of Grantor’s partners, employees, agents, attorneys, successors and assigns, free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including reasonable attorney’s fees) for death of or injury to any person or damage to any property whatsoever, arising from or caused in whole or in part, directly or indirectly, by (a) the presence on, under or about the Property or discharge in or from the Property of any Hazardous Materials attributable to Grantee, its agents, contractors or employees, or (b) Grantee’s failure to comply with any Hazardous Materials Law. Grantee’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, cleanup or detoxification or decontamination of the Property and the preparation and implementation or any closure, remedial action or other required plans in connection therewith, and shall survive the expiration or earlier termination of the term of this Agreement. For purposes of the release and indemnity provisions hereof, any acts or omissions of Grantee, or by employees, agents, assignees, contractors or subcontractors of Grantee or others acting for or on behalf of Grantee (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Grantee.

     9. Easement in Gross; Assignment. This Agreement is personal to Grantee and is intended to be an easement in gross. Grantee shall not assign this Agreement or any interest herein without the express written consent of Grantor, which consent shall not be unreasonably

{10102939.9}

withheld, conditioned, or delayed; provided, however, that Grantor shall not withhold its consent to a requested assignment so long as (i) such successor in interest agrees to assume all of Grantee’s obligations under this Agreement, (ii) if Grantee merges into or becomes a subsidiary of any such successor in interest, or otherwises ceases to exist as an independent going concern, such successor in interest has a consolidated net worth, determined under generally accepted accounting principles, consistently applied, of not less than the net worth of Grantee as of the day immediately prior to the effectiveness of the time of such assignment, and (iii) Grantee gives written notice of such assignment not less than thirty (30) days prior to the effective date thereof and thereafter promptly delivers to Grantor a copy of the executed assignment and assumption agreement. No assignment shall release Grantee or change Grantee’s primary liability to pay any amounts due and to perform all other obligations of Grantee under this Agreement.

     10. Estoppel Certificates. Grantor and Grantee shall execute and deliver an estoppel certificate upon the request of the other, in accordance with the following terms. Within ten (10) business days following a request by one party, the other party shall execute and deliver to the requesting party an estoppel certificate, in commercially reasonable form provided by the requesting party, certifying (i) that this Agreement is in full force and effect, and if there are any defaults hereunder, (ii) whether any amounts are due or claimed to be due to the requesting party hereunder, and (iii) any other information the requesting party, may reasonably request.

     11. Notice. Any notices given pursuant to this Agreement, change of address or change of ownership shall be in writing and shall be given by personal delivery, by United States mail or by United States express mail or other established express delivery service (such as Federal Express), postage or delivery charge prepaid, return receipt requested, addressed to the person and address designated below. Notice shall be deemed given upon delivery to the recipient or refusal to accept such delivery. All notices to the parties hereto shall be sent to the person and address set forth below:

Grantor:	MMI/BDI Riverside Canal Street, LLC
c/o Cornerstone Real Estate Advisers
100 Wilshire Boulevard, Suite 700
Santa Monica, California 90401
Attention: Asset Manager (Canal Street)

with a copy to:

Birtcher Development & Investments, LLC
18201 Von Karman, Suite 1170
Irvine, California 92612
Attention: Alan Tuntland/Shannon Hondl

Grantee:	West Riverside Canal Company
8175 Limonite, Suite F
Riverside, California 92509
Attention: Henry C. Cox

     12. Entire Agreement. This Agreement contains the entire Agreement between the parties relating to the subject of this Agreement. This Agreement may be canceled, changed,

{10102939.9}

modified or amended, in full or in part, only by a written and recorded agreement signed by both parties or their respective successors or assigns. Grantor and Grantee agree to sign (in recordable form) any instrument necessary or appropriate to reflect such cancellation, change, modification or amendment. If any provision of this Agreement is held to be invalid by any court, the invalidity of such provision shall not affect the validity of the remaining provisions hereof.

     13. Attorneys’ Fees. If any legal proceeding arises concerning the provisions of this Agreement, in addition to any other remedy at law or in equity, sought or obtained by the prevailing party, the losing party shall pay the reasonable costs (including, without limitation, expert witness and other consultants' fees) and attorneys' fees of the prevailing party incurred both at trial and on appeal.

     14. Exhibits. The Exhibits attached to this Agreement are incorporated in this Agreement by reference as if set forth in full in this Agreement.

     15. Governing Law. This Agreement shall be interpreted and construed under and pursuant to the laws of the State of California.

     16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

{10102939.9}

     IN WITNESS WHEREOF, this Agreement is executed as of the day and year first written above.

GRANTOR:

MMI/BDI RIVERSIDE CANAL STREET, LLC,
a Delaware limited liability company

By:	Massachusetts Mutual Life Insurance
Company, a Massachusetts corporation, its
managing member

	By:	Cornerstone Real Estate Advisers
LLC, a Delaware limited liability
company, its authorized agent

By: _______________________________________
Name: _____________________________________
Its: ________________________________________

GRANTEE:

WEST RIVERSIDE CANAL COMPANY,
a California corporation

By:  ___________________________________
       Henry C. Cox, II

{10102939.9}

STATE OF ___________________	)
) ss.
COUNTY OF _________________	)

On ___________________, 200_, before me, ___________________________________ , Notary Public in and for said state, personally appeared ___________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or entity upon behalf of which the person acted, executed the instrument.

     WITNESS my hand and official seal.

(SEAL)

____________________________________
Notary Public

STATE OF ____________________	)
) ss.
COUNTY OF _________________	)

On ___________________, 200_, before me, ___________________________________ , Notary Public in and for said state, personally appeared ______________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or entity upon behalf of which the person acted, executed the instrument.

     WITNESS my hand and official seal.

(SEAL)

____________________________________
Notary Public

{10102939.9}

EXHIBIT “A”

LEGAL DESCRIPTION OF THE PROPERTY

953484.15

Schedule 1.5

NET INCOME PARTICIPATION
Cumulative Investment at
End of Reporting Period[1]	Basin	C/W
	%	%
$250,000	50.00%	50.00%
$500,000	50.59%	49.41%
$750,000	51.19%	48.81%
$1,000,000	51.78%	48.22%
$1,250,000	52.37%	47.63%
$1,500,000	52.97%	47.03%
$1,750,000	53.56%	46.44%
$2,000,000	54.15%	45.85%
$2,250,000	54.75%	45.25%
$2,500,000	55.34%	44.66%
$2,750,000	55.93%	44.07%
$3,000,000	56.53%	43.47%
$3,250,000	57.12%	42.88%
$3,500,000	57.71%	42.29%
$3,750,000	58.31%	41.69%
$4,000,000	58.90%	41.10%
$4,250,000	59.49%	40.51%
$4,500,000	60.08%	39.92%
$4,750,000	60.68%	39.32%
$5,000,000	61.27%	38.73%
$5,250,000	61.86%	38.14%
$5,500,000	62.46%	37.54%
$5,750,000	63.05%	36.95%
$6,000,000	63.64%	36.36%
$6,250,000	64.24%	35.76%
$6,500,000	64.83%	35.17%
$6,750,000	65.42%	34.58%
$7,000,000	66.02%	33.98%
$7,250,000	66.61%	33.39%
$7,500,000	67.20%	32.80%
$7,750,000	67.80%	32.20%
$8,000,000	68.39%	31.61%
$8,250,000	68.98%	31.02%
$8,500,000	69.58%	30.42%

__________________________

1 The cumulative investment at the end of any reporting period shall equal the total of all loans (or guarantees thereof) and capital contributions made up to and including the end of such period by Purchaser in excess of the total of all loans (or guarantees thereof) and capital contributions made up to and including the end of such period by the Seller Parties. The Purchaser’s cumulative investment shall not be reduced or adjusted in any way by any repayments of loans or returns of capital to Purchaser.

953484.15

$8,750,000	70.17%	29.83%
$9,000,000	70.76%	29.24%
$9,250,000	71.36%	28.64%
$9,500,000	71.95%	28.05%
$9,750,000	72.54%	27.46%
$10,000,000	73.14%	26.86%
$10,250,000	73.73%	26.27%
$10,500,000	74.32%	25.68%
$10,750,000	74.92%	25.08%
$11,000,000	75.51%	24.49%
$11,250,000	76.10%	23.90%
$11,500,000	76.69%	23.31%
$11,750,000	77.29%	22.71%
$12,000,000	77.88%	22.12%
$12,250,000	78.47%	21.53%
$12,500,000	79.07%	20.93%
$12,750,000	79.66%	20.34%
$13,000,000	80.25%	19.75%
$13,250,000	80.85%	19.15%
$13,500,000	81.44%	18.56%
$13,750,000	82.03%	17.97%
$14,000,000	82.63%	17.37%
$14,250,000	83.22%	16.78%
$14,500,000	83.81%	16.19%
$14,750,000	84.41%	15.59%
$15,000,000	85.00%	15.00%
$15,250,000	85.00%	15.00%
$15,500,000	85.00%	15.00%
$15,750,000	85.00%	15.00%
$16,000,000	85.00%	15.00%
$16,250,000	85.00%	15.00%
$16,500,000	85.00%	15.00%
$16,750,000	85.00%	15.00%
$17,000,000	85.00%	15.00%
$17,250,000	85.00%	15.00%
$17,500,000	85.00%	15.00%
$17,750,000	85.00%	15.00%
$18,000,000	85.00%	15.00%
$18,250,000	85.00%	15.00%
$18,500,000	85.00%	15.00%
$18,750,000	85.00%	15.00%
$19,000,000	85.00%	15.00%
$19,250,000	85.00%	15.00%
$19,500,000	85.00%	15.00%
$19,750,000	85.00%	15.00%
$20,000,000	85.00%	15.00%

953484.15

Schedule 1.6

ALLOCATION S

[intentionally left blank]

953484.15

Schedule 2.1(b)

Ownership Organization Chart

Indian Hills Water Conservation
Corporation
Share Holders
Henry C. Cox, II	- 50%
John L. West -	50%

West Riverside 350 Inch Water
Company		Total Number Percentage
Stock Holders		of Shares	of Shares

Indian WC Corp		176.03	82.40%
Cox/West		0.33	0.16%
Paul Garrett/Henry S. Hendler		13.14	6.15%
Peter Chifo		9.50	4.45%
De Anza Land & Leisure Co.		6.96	3.26%
E.L. Yeager Construction Co		2.67	1.25%
Alberto Hochen		1.00	0.47%
Kretschmar & Smith		1.50	0.70%
Mitsuru Inaba		1.00	0.47%
Art W. Swarner		1.00	0.47%
W. Earl Fiscus		0.50	0.23%
		213.64	100.00%

West Riverside Canal
Company		Total Number Percentage
Stock Holders		of Shares	of Shares

Indian Hills WCC		19.68	4.2%
West Riverside 350 Inch Water		350.00	73.9%
Company
Cox/West		1.00	0.2%
Galleano		100.00	21.1%
De Anza Land & Leisure Co.		2.31	0.5%
Riverside Cement Co.		0.91	0.2%
Total Canal Stock Holders		473.90	100.0%

953484.15

Schedule 2.1(e)

All easements, encumbrances, encroachments and other potential defects of title as set forth in that certain policy of title insurance to be issued by First American Title Insurance Company to Purchaser at Closing

953484.15

Schedule 2.1(g)

Seller Parties believe in good faith that neither WRCC nor 350IWC are regulated by the Public Utilities Commission, though certain official records appear to indicate otherwise.

953484.15

Schedule 2.1(h)

Purchaser acknowledges that the contract with the Jurupa Unified School District may not be assigned without the consent of the Jurupa Unified School District.

953484.15

Schedule 2.1 (i)

PUMPING RECORDS

Judgment in Western Municipal Water District of Riverside County, et al., v. East San Bernardino County Water District, et. al, Riverside Superior Court Case No. CIV78426.

953484.15

Schedule 2.1 (j)

2006 Year End Balance Sheets for Indian Hills Water Conservation Corporation, West Riverside 350 Inch Water Company, and West Riverside Canal Company

953484.15

Schedule 2.1(l)

Maldonado v. Gateway Pedley, etc., et al., Riverside Superior Court Case No. RIC 422021

953484.15

Schedule 2.1(o)

Indian Hills Water Conservation Corporation has not filed income tax returns or paid income taxes for 2006.

953484.15

Schedule 2.1(r)

[redacted]

TRAVELERS

PRODUCER

[redacted] FEB 12 2007

One Tower Square, Hartford, Connecticut 06183

WATER PUMPING STATIONS
COMMON POLICY DECLARATIONS
ISSUE DATE: 02/02/07

POLICY NUMBER: BAJ-BM21-9789A393-TIL-07

INSURING COMPANY:
TRAVELERS PROPERTY CASUALTY COMPANY OF AMERICA

1. NAMED INSURED AND MAILING ADDRESS:
   INDIAN HILLS WATER
   CONSERVATION CORPORATION: (AS PER IL T8 00)
   8175 LIMONTE AVE # E
   RIVERSIDE, CA 92509

2. POLICY PERIOD: From 04/02/07 to 04/02/08 12:01 A.M. Standard Time at your mailing address.

3. LOCATIONS

Premises Loc. No.	Bldg. No.	Occupancy	Address

   SEE IL T0 03

4. COVERAGE PARTS FORMING PART OF THIS POLICY AND INSURING COMPANIES:
   BOILER AND MACHINERY COV PART DECLARATIONS   BM T0 53 10 05 TIL

5. NUMBERS OF FORMS AND ENDORSEMENTS
   FORMING A PART OF THIS POLICY: SEE IL T8 01 10 93

6. SUPPLEMENTAL POLICIES: Each of the following is a separate policy containing its complete provisions:

Policy	Policy No.	Insuring Company

DIRECT BILL

7. PREMIUM SUMMARY:
   Provisional Premium $ 1,200
   Due at Inception $
   Due at Each $

NAME AND ADDRESS OF AGENT OR BROKER:
LOOMIS INSURANCE SERV (HE923)
PO BOX 3128
RIVERSIDE, CA 92519

COUNTERSIGNED BY:

Authorized Representative

DATE:

IL T0 02 11 89   PAGE 1 OF 1
OFFICE: DIAMOND BAR

FROM (MON)MAY 7 2007 20:54/ST. 20:53/NO. 6833131844 P 3

COMMON POLICY DECLARATIONS

[redacted]

Renewal of
CLS1235280

SCOTTSDALE INSURANCE COMPANY
Home Office:
One Nationwide Plaza • Columbus, Ohio 43215
Administrative Office:
8877 North Gainey Center Drive • Scottsdale, Arizona 85258
1-800-423-7675
A STOCK COMPANY

[redacted] Number
CLS1369021

2.1(R)

ITEM 1. Named Insured and Mailing Address
West Riverside Canal Company
Per Schedule of Named Insureds
8175 Limonite Ave. Suite E
Riverside CA 92509

Agent Name and Address
W. Brown & Associates - P & C
1900 MacArthur Blvd. - Suite 700
Irvine, CA 92612

Agent No.: 04040 Program No.: IF

ITEM 2. Policy Period From: 3/15/2007 To: 3/15/2008 Term: 366 DAYS
12:01 A.M., Standard Time at your mailing address.

Business Description: 15 Miles of Canal

In return for the payment of the premium, and subject to all the terms of this policy, we agree with you to provide the insurance as stated in this policy. This policy consists of the following coverage parts for which a premium is indicated. Where no premium is shown, there is no coverage. This premium may be subject to adjustment.

Coverage Part(s)	Premium
Commercial General Liability Coverage Part	$ 4,326.00
Commercial Property Coverage Part	$ NOT COVERED
Commercial Crime Coverage Part	$ NOT COVERED
Commercial Inland Marine Coverage Part	$ NOT COVERED
Commercial Auto (Business Auto or Truckers) Coverage Part	$ NOT COVERED
Commercial Garage Coverage Part	$ NOT COVERED
Professional Liability Coverage Part	$ NOT COVERED
	$
	$
Total Policy Premium:	$ 4,326.00
Broker Fee	$ 200.00
Stamping Fee	$ 5.41
Surplus Lines Tax	$ 129.78
	$
	$
	$

Form(s) and Endorsement(s) made a part of this policy at time of issue:
SEE SCHEDULE OF FORMS AND ENDORSEMENTS

C Martinez

March 28, 2007

THIS COMMON POLICY DECLARATION AND THE SUPPLEMENTAL DECLARATION(S), TOGETHER WITH THE COMMON POLICY CONDITIONS, COVERAGE PART(S), COVERAGE FORM(S) AND FORMS AND ENDORSEMENTS, IF ANY, COMPLETE THE ABOVE NUMBERED POLICY.

OPS-D-1 (12-00) AGENT opsd1b.fap

FROM (MON)MAY 7 2007 20:54/ST. 20:53/NO. 6383181044 P 4

Page 2

953484.15

Schedule 2.1(v)

None.

953484.15

Schedule 3.3(c)

The existing customers are the Indian Hills Golf Course and the Jurupa Unified School District, though a portion of the water delivered to the golf course is redirected to Villa De Anza and John West.

953484.15

Schedule 3.3(d)

The street address for the golf course is 5700 Clubhouse Drive, more particularly described as Parcels 1-4 of Tract 22730 in the official records of Riverside County.

953484.15

EXHIBITS

953484.15

EXHIBIT A

IHWCC Debt: Promissory Note

953484.15

000 14 01 00001

The Bank of Hemet
Riverside Loan Office
P.O. Box 20109 · Riverside, CA 92516-0109 · Tel. (951) 248-2000
TeleBanc (24 Hour Automated Account Information) (800) 642-5575
Loan Inquiries (800) 887-0788
To report a lost or stolen MasterCard Debit Card during non-business hours call (800) 554-8969.

MEMBER FDIC

INDIAN HILLS WATER
CONSERVATION CORP
P O BOX 3617
RIVERSIDE CA 92519

LOAN: 1261446250

AS OF: 04/13/07

* L O A N P A Y M E N T *

PAGE 1

LOAN TYPE:	BOH COMMERCIAL	MATURITY DATE:	08/28/07
PRINCIPAL BALANCE:	662,869.09	ORIGINAL LOAN DATE:	09/24/02
CURRENT RATE:	8.7500	TOTAL ADVANCES:	800,000.00
INTEREST THRU 04/13/07:	3,068.10	INTEREST PAID 2007:	19,600.84
[illegible]	161.11	DATE OF LAST PAYMENT:	04/06/07
		LAST PAYMENT AMOUNT:	8,107.06

DATE PAYMENT DUE:	04/28/07
PRINCIPAL DUE:	3,105.59
INTEREST DUE:	5,001.47
	********************
TOTAL AMOUNT DUE:	* 8,107.06 *
	********************

ADD ADDITIONAL LATE CHARGE OF 405.35 IF NO PAYMENT IS RECEIVED BY 05/08/07

* * PLEASE RETURN THIS PORTION WITH YOUR PAYMENT * *

L O A N P A Y M E N T N O T I C E

5,001.47
3,105.59

current Balance 657,305.76

Bank of Hemet gen ac Ln 1261446250

8,107.06

(MON)MAY 7 2007 20:59/ST. 20:53/NO. 6883181844 P 2

FROM

Page 2

953484.15

Exhibit B:   Form of Purchaser’s Promissory Note

PROMISSORY NOTE

$_________                                                                                                                                                                         ___________, 2007

     FOR VALUE RECEIVED, the undersigned, BASIN WATER RESOURCES, INC., a Delaware corporation, (“Maker”), hereby promises to pay to the order of INDIAN HILLS WATER CONSERVATION CORPORATION, a California corporation, or its authorized transferee or assigns (together, “Note Holder”), the principal sum of
_____________________ THOUSAND DOLLARS ($_______) (“Principal”), with interest accruing from the Effective Date of this Note, as defined below, in accordance with the terms hereof, at the interest rate set forth in Section 1, below (“Interest”), all subject to the terms and conditions set forth below. Principal, Interest and other sums due hereunder shall be payable in lawful money of the United States of America at such place as may be designated by Note Holder from time to time.

          1. Interest. Except as otherwise expressly provided herein, simple interest shall accrue on the unpaid Principal due hereunder from the date hereof (the “Effective Date”) through the Maturity Date (as defined in Section 2 below), or the date of actual payment of this Note in accordance with the terms hereof, whether upon acceleration or otherwise, at the prime rate as may be adjusted from time to time by Bank of America, with such interest to be accrued annually. Interest shall be calculated based on a three hundred sixty five (365) day year, actual days elapsed. In the event that the interest rate calculated pursuant to this Section 1 for any applicable period is deemed by a court of competent jurisdiction to exceed the limits imposed by applicable law, then the interest rate shall be modified to equal the maximum amount allowable under applicable law.

          2. Payment and Maturity. Interest accrued hereunder shall be due and payable on each of the first (1st) through fifth (5th) anniversaries of the date hereof. All outstanding and unpaid Principal and any unpaid accrued Interest thereon shall be due and payable on the fifth (5th) anniversary of the date hereof (“Maturity Date”). Except as set forth in this Section 2, any payments made under this Note shall be applied in the following order: (a) to accrued Interest payable under this Note; (b) to any other amounts, penalties, default interest, or charges due and owing under this Note; and (c) to outstanding Principal payable under this Note.

          3. Prepayment. Maker shall have the right at any time, and from time to time, to prepay all or any portion of the Principal and accrued Interest outstanding under this Note without penalty or premium.

          4. Events of Default. Each of the following shall constitute an “Event of Default” under this Note:

                    (a) Maker fails to make any payment of Interest, Principal or any other amounts owed by Maker under this Note as and when due, and such failure continues for more than twenty (20) business days after written notice thereof from Note Holder;

953484.15

                    (b) If Maker (i) admits in writing its inability to pay its debts generally as they mature; (ii) makes an assignment for the benefit of creditors or commences proceedings for its dissolution; or (iii) applies for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business;

                    (c) If a trustee, liquidator or receiver is appointed for Maker or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment;

                    (d) If any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of Maker and shall not be dismissed within sixty (60) days thereafter; or

                    (e) Upon the institution by or against Maker, of any bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors, and, if instituted against Maker, if such proceeding shall not be dismissed within sixty (60) days after such institution.

          5. Remedies Upon Default. Upon the occurrence of an Event of Default hereunder, Note Holder shall have the right to declare the unpaid Principal of this Note, all accrued but unpaid Interest hereunder and any and all other amounts owing to Note Holder by Maker under this Note immediately due and payable, and Note Holder shall have all such other rights and remedies as may be available to Note Holder hereunder, or otherwise at law or in equity. The rights, powers and remedies of Note Holder permitted by law or contract shall be cumulative and concurrent, and may be pursued singly, successively or together against Maker, in such order as Note Holder may determine, in its sole discretion, and such rights, powers and remedies shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefore shall occur. Additionally, the failure to exercise any such rights, powers and remedies or the acceptance by Note Holder of any payment hereunder which is less than payment in full shall not constitute a waiver of the right to exercise any of Note Holder’s rights, powers or remedies at that time or any subsequent time. In any action brought by Note Holder to enforce this Note, Note Holder shall be entitled to recover its expenses of litigation, including attorney and expert witness fees, regardless of whether such expenses are “Costs” as such term is defined in Section 1033.5 of the California Code of Civil Procedure.

          6. Assignment. Maker shall not assign, transfer or convey this Note to any third party without the prior written consent of Note Holder, which consent shall not be unreasonably withheld; provided, however, that Maker may assign its obligations under this Note to any of its affiliates without the consent of Note Holder. This Note is non-negotiable and may not be assigned without the prior written consent of Maker.

          7. Maker's Waivers. Maker waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor (but not notice of default). By accepting payment of any sum hereunder after its due date, Note Holder shall not waive its rights to: (a) require prompt payment when due of all other sums hereunder; (b) declare a default hereunder for failure to make prompt payment of such other sums; or (c) accelerate and declare

953484.15

as immediately due and payable any and all indebtedness of Maker under this Note. No delay or omission on the part of Note Holder in exercising any right under this Note shall operate as a waiver of such rights.

          8. No Modifications or Amendments; No Waiver. Except as specified herein, this Note may not be amended, modified or changed, nor shall any waiver of the provisions hereof be effective, except only by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought. Additionally, a waiver of any provision in one event shall not be construed as a waiver of any other provision at any time, as a continuing waiver, or as a waiver of such provision upon the occurrence of a subsequent event.

          9. Severability. Any provision of this Note which shall be held by a court to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision or term hereof, and such other provisions or terms shall remain in full force and effect.

          10. Governing Law. This Note is made under and shall be governed by the laws of the State of California.

          IN WITNESS WHEREOF, Maker has caused this Note to be duly executed as of the date and year first above written.

MAKER:

BASIN WATER RESOURCES, INC.,

By:
_________________________________
[Name],  __________________

953484.15

EXHIBIT C

FORM OF CAPITAL ADVANCE NOTE

953484.15

PROMISSORY NOTE

$_________
                                                                                                                                                                                                             [DATE]

     FOR VALUE RECEIVED, the undersigned, BASIN WATER RESOURCES, INC., a Delaware corporation, (“Maker”), hereby promises to pay to the order of ___________________________________________, [a _________ corporation], or its authorized transferee or assigns (together, “Note Holder”), the principal sum of _____________________ THOUSAND DOLLARS ($_______) (“Principal”), with interest accruing from the Effective Date of this Note, as defined below, in accordance with the terms hereof, at the interest rate set forth in Section 1, below (“Interest”), all subject to the terms and conditions set forth below. Principal, Interest and other sums due hereunder shall be payable in lawful money of the United States of America at such place as may be designated by Note Holder from time to time.

          1. Interest. Except as otherwise expressly provided herein, simple interest shall accrue on the unpaid Principal due hereunder from the date hereof (the “Effective Date”) through the Maturity Date (as defined in Section 2 below), or the date of actual payment of this Note in accordance with the terms hereof, whether upon acceleration or otherwise, at the prime rate as may be adjusted from time to time by Bank of America, with such interest to be accrued annually. Interest shall be calculated based on a three hundred sixty five (365) day year, actual days elapsed. In the event that the interest rate calculated pursuant to this Section 1 for any applicable period is deemed by a court of competent jurisdiction to exceed the limits imposed by applicable law, then the interest rate shall be modified to equal the maximum amount allowable under applicable law.

          2. Payment and Maturity. Interest accrued hereunder shall be due and payable on each of the first (1st) through fifth (5th) anniversaries of the date hereof. All outstanding and unpaid Principal and any unpaid accrued Interest thereon shall be due and payable on the fifth (5th) anniversary of the date hereof (“Maturity Date”). Except as set forth in this Section 2, any payments made under this Note shall be applied in the following order: (a) to accrued Interest payable under this Note; (b) to any other amounts, penalties, default interest, or charges due and owing under this Note; and (c) to outstanding Principal payable under this Note.

          3. Prepayment. Maker shall have the right at any time, and from time to time, to prepay all or any portion of the Principal and accrued Interest outstanding under this Note without penalty or premium.

          4. Events of Default. Each of the following shall constitute an “Event of Default” under this Note:

                    (a) Maker fails to make any payment of Interest, Principal or any other amounts owed by Maker under this Note as and when due, and such failure continues for more than twenty (20) business days after written notice thereof from Note Holder;

                    (b) If Maker (i) admits in writing its inability to pay its debts generally as they mature; (ii) makes an assignment for the benefit of creditors or commences proceedings for its

953484.15

dissolution; or (iii) applies for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business;

                    (c) If a trustee, liquidator or receiver is appointed for Maker or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment;

                    (d) If any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of Maker and shall not be dismissed within sixty (60) days thereafter; or

                    (e) Upon the institution by or against Maker, of any bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors, and, if instituted against Maker, if such proceeding shall not be dismissed within sixty (60) days after such institution.

          5. Remedies Upon Default. Upon the occurrence of an Event of Default hereunder, Note Holder shall have the right to declare the unpaid Principal of this Note, all accrued but unpaid Interest hereunder and any and all other amounts owing to Note Holder by Maker under this Note immediately due and payable, and Note Holder shall have all such other rights and remedies as may be available to Note Holder hereunder, or otherwise at law or in equity. The rights, powers and remedies of Note Holder permitted by law or contract shall be cumulative and concurrent, and may be pursued singly, successively or together against Maker, in such order as Note Holder may determine, in its sole discretion, and such rights, powers and remedies shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefore shall occur. Additionally, the failure to exercise any such rights, powers and remedies or the acceptance by Note Holder of any payment hereunder which is less than payment in full shall not constitute a waiver of the right to exercise any of Note Holder’s rights, powers or remedies at that time or any subsequent time. In any action brought by Note Holder to enforce this Note, Note Holder shall be entitled to recover its expenses of litigation, including attorney and expert witness fees, regardless of whether such expenses are “Costs” as such term is defined in Section 1033.5 of the California Code of Civil Procedure.

          6. Assignment. Maker shall not assign, transfer or convey this Note to any third party without the prior written consent of Note Holder, which consent shall not be unreasonably withheld; provided, however, that Maker may assign its obligations under this Note to any of its affiliates without the consent of Note Holder. This Note is non-negotiable and may not be assigned without the prior written consent of Maker.

          7. Maker's Waivers. Maker waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor (but not notice of default). By accepting payment of any sum hereunder after its due date, Note Holder shall not waive its rights to: (a) require prompt payment when due of all other sums hereunder; (b) declare a default hereunder for failure to make prompt payment of such other sums; or (c) accelerate and declare as immediately due and payable any and all indebtedness of Maker under this Note. No delay or

953484.15

omission on the part of Note Holder in exercising any right under this Note shall operate as a waiver of such rights.

          8. No Modifications or Amendments; No Waiver. Except as specified herein, this Note may not be amended, modified or changed, nor shall any waiver of the provisions hereof be effective, except only by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought. Additionally, a waiver of any provision in one event shall not be construed as a waiver of any other provision at any time, as a continuing waiver, or as a waiver of such provision upon the occurrence of a subsequent event.

          9. Severability. Any provision of this Note which shall be held by a court to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision or term hereof, and such other provisions or terms shall remain in full force and effect.

          10. Governing Law. This Note is made under and shall be governed by the laws of the State of California.

          IN WITNESS WHEREOF, Maker has caused this Note to be duly executed as of the date and year first above written.

MAKER:

BASIN WATER RESOURCES, INC.,

By:
_________________________________
[Name], __________________

953484.15

EXHIBIT D

FORM OF ASSIGNMENT & ASSUMPTION AGREEMENT

953484.15

Assignment and Assumption Agreement

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment”) is made and entered into as of __________, 2007, by and between Indian Hills Water Conservation Corporation, a California corporation (“IHWCC”), Henry C. Cox II, an individual (“Cox”) and John L. West, an individual (“West,” and collectively with IHWCC and Cox, “Assignor”), on the one hand, and Basin Water Resources, Inc., a Delaware corporation (together with any assignee or designee thereof, “Assignee”).

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Purchase Agreement. Assignor and Assignee are parties to that certain Stock and Asset Purchase Agreement, dated as of May 7, 2007 (“Purchase Agreement”), under which, as of the Closing Date, Assignee is acquiring that certain real property located in the Counties of Riverside and San Bernardino, State of California, and the Assets (as such term is defined in the Purchase Agreement) as more particularly described in Schedule “1” attached hereto and made a part hereof (the “Property”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

     2. Assignment. Effective as of the Closing Date, Assignor hereby sells, transfers, assigns and delivers to Assignee, all of Assignor’s right, title and interest, if any, in and to: (i) all entitlements, agreements, development and other rights relating to the Property, including, without limitation, all prescriptive and appropriative water appropriation rights and water distribution rights; (ii) all plans, specifications, maps, drawings and other renderings relating to the Property; (iii) all files, books, records, intangible property, intangible rights, and similar rights benefiting the Property; (iv) all permits, licenses, certificates of occupancy and governmental approvals, including any currently pending permit or license applications, consents and authorizations held and used by Assignor in connection with the Property; and (v) all warranties, guarantees and agreements governing any of the foregoing (all of the foregoing, collectively, the “Intangible Personal Property”). Furthermore, Assignor also assigns to Assignee any and all rights and remedies Assignor has or may have against any third parties (a) which have provided, or may provide, labor, goods and/or services in connection with the Property, and (b) which may have caused damage to the Property or neighboring properties, or created any liability to Assignee, in connection with any Hazardous Materials or violation of environmental laws, Regulations or other laws, which assignment includes, without limitation, any warranties and guarantees provided to Assignor by such third parties (all of the foregoing, collectively, the “Assigned Rights”). Nothing in this Section 2, express or implied, is intended to confer upon any persons, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Section 2. The Intangible Personal Property and the Assigned Rights are collectively referred to herein as the “Personal Property.”

     3. Acceptance and Assumption. Effective as of the Closing Date, Assignee hereby accepts and assumes the assignment of the Personal Property.

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     4. Applicable Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of California, without resort to choice of law provisions.

     5. Binding. This Agreement and all of its terms and provisions shall be binding upon and inure to the benefit of Assignor and its successors and assigns, and Assignee and its successors and assigns.

     6. Counterparts. This document may be executed in any number of counterparts, each to be an original, but all of which shall constitute one instrument, and it shall be sufficient if any party hereto signs any such counterpart, so long as each of the parties hereto executes at least on such counterpart.

     7. Conflict. To the extent of any conflict between this Assignment and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

     8. Defined Terms. Capitalized terms contained herein, unless otherwise defined herein, shall have the meaning ascribed thereto as set forth in the Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the _____ day of ______________, 2007.

ASSIGNOR: IHWCC	INDIAN HILLS WATER CONSERVATION CORPORATION a California corporation By: : ______________________________________________ Name: Henry C. Cox, II Its: President

COX:	By: ______________________________________________
Henry C. Cox, II

WEST:	By: ______________________________________________
John L. West

ASSIGNEE:

BASIN WATER RESOURCES, INC.
a Delaware corporation

By: : _______________________________________________
Name: _____________________________________________
Its: : _______________________________________________

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT]

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SCHEDULE 1

DESCRIPTION OF THE PROPERTY

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EXHIBIT E

FORM OF BILL OF SALE

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BILL OF SALE

     This Bill of Sale is executed as of May ___, 2007 by Indian Hills Water Conservation Corporation, a California corporation (“IHWCC”), West Riverside Canal Company, a California corporation (“West Riverside”), West Riverside 350 Inch Water Company, a California corporation (“350IWC,” and together with West Riverside, the “Water Companies”), Henry C. Cox II, an individual (“Cox”) and John L. West, an individual (“West,” and together with IHWCC and Cox, the “Seller Parties”), in favor of Basin Water Resources, Inc., a Delaware corporation (together with any assignee or designee thereof, the “Purchaser”).

     Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in that certain Stock and Asset Purchase Agreement dated as of May ___, 2007, by and between the Seller Parties and the Purchaser (the “Asset Purchase Agreement”). In the event of any conflict between any term or condition of this Bill of Sale and the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall be controlling.

     For value received, the receipt and sufficiency of which is hereby acknowledged, the Seller Parties hereby grant, bargain, sell, convey, assign, transfer and sets over unto the Purchaser and its successors and assigns, absolutely and unconditionally and not as security, all of the Seller Parties' right, title and interest in and to the Assets. Title to the Assets shall pass to the Purchaser upon delivery of this Bill of Sale.

     The Assets are being sold with the representations and warranties set forth in the Stock and Asset Purchase Agreement. None of the Seller Parties' liabilities, debts and obligations are assumed hereby except as specifically set forth in the Stock and Asset Purchase Agreement.

     The Seller Parties hereby constitute and appoint the Purchaser, and its successors and assigns, as the true and lawful attorney-in-fact of the Seller Parties, with full power of substitution, to institute and prosecute all proceedings, sign and record all documents and instruments, including but not limited to the Assignments Separate from Certificate relating to the shares of capital stock of 350IWC and West Riverside, attached hereto as Exhibits A and A-1, respectively, and generally take all other action, in the name of the Seller Parties or otherwise, that the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets or to more effectively transfer, convey and assign to the Purchaser and confirm the Purchaser's title to the Assets. The Seller Parties agrees that the foregoing power is coupled with an interest and shall be irrevocable by the Seller Parties.

     This Bill of Sale and the rights and obligations of the parties in interest hereto shall be construed in accordance with and governed by the internal laws of the State of California, without giving effect to the conflicts of law principles thereof.

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Executed as a sealed instrument as of the day and year first above written.

INDIAN HILLS WATER CONSERVATION CORPORATION
a California corporation

By: : ____________________________________________
Name: Henry C. Cox, II
Its: President

WEST RIVERSIDE CANAL COMPANY
a California corporation

By: _____________________________________________
Name: Henry C. Cox, II
Its: President

WEST RIVERSIDE 350 INCH WATER COMPANY
a California corporation

By: _____________________________________________
Name: Henry C. Cox
Its: President

By: _____________________________________________
Henry C. Cox, II

By: _____________________________________________
John L. West

[Signature page to Bill of Sale]

953484.15

Exhibit A to Bill of Sale

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned ________________ (“Seller”), hereby sells, assigns and transfers unto Basin Water Resources, Inc., a Delaware corporation, or its assignee (“Purchaser”), _________________ shares of the capital stock of West Riverside 350 Inch Water Company, a California corporation (“350IWC”), which shares constitute all of the shares of equity capital of 350IWC owned by the undersigned, standing in the undersigned’s names on the books of 350IWC and does hereby irrevocably constitute and appoint Purchaser, or any duly authorized representative of Purchaser, as my true and lawful attorney-in-fact to transfer the said interests on the books of 350IWC, with full power of substitution in the premises.

Dated: _______________, 200__

By:  ______________________________________
      Name: _________________________________
                 Its: ______________________________

953484.15

Exhibit A-1 to Bill of Sale

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned ________________ (“Seller”), hereby sells, assigns and transfers unto Basin Water Resources, Inc., a Delaware corporation, or its assignee (“Purchaser”), _________________ shares of the capital stock of West Riverside Canal Company, a California corporation (“West Riverside”), which shares constitute all of the shares of equity capital of West Riverside owned by the undersigned, standing in the undersigned’s names on the books of West Riverside and does hereby irrevocably constitute and appoint Purchaser, or any duly authorized representative of Purchaser, as my true and lawful attorney-in-fact to transfer the said interests on the books of West Riverside, with full power of substitution in the premises.

Dated: _______________, 200__

By:  ______________________________________
       Name: _________________________________
                  Its:  ______________________________

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EXHIBIT F

FORM OF NON-COMPETITION AGREEMENT

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NONCOMPETITION AGREEMENT

             This Noncompetition Agreement (the “Agreement”) is entered into as of _______________, 2007, by and between Henry C. Cox, an individual (“Cox”), and John L. West (“West,” and together with Cox, the “Sellers”), on the one hand, and Basin Water Resources, Inc., a Delaware corporation (together with any assignee or designee thereof, “Purchaser”), on the other hand. The Sellers and Purchaser are sometimes individually referred to herein as a “party” and collectively as the “parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in that certain Stock and Asset Purchase Agreement, dated May 7, 2007, by and between Purchaser, on the one hand, and Indian Hills Water Conservation Corporation, a California corporation, West Riverside Canal Company, a California corporation, West Riverside 350 Inch Water Company, a California corporation, and the Sellers, on the other hand (the “Purchase Agreement”).

R E C I T A L S

             This Agreement is made with reference to the following facts and circumstances:

             A. Concurrently with the execution and delivery of this Agreement, pursuant to the terms and conditions of the Purchase Agreement, Purchaser is consummating the purchase from the Sellers of the Business, by acquiring either, at Purchaser’s election, all of the Shares of the Water Companies or all of the Assets used in the operation of the Business;

             B. Each of the Sellers will benefit from the sale of the Business.

             C. Each of the Sellers has made business contacts through the operation of the Business and the Water Companies and is otherwise intimately familiar with and knowledgeable about such business operations.

             D. Each of the Sellers acknowledges and agrees that the delivery of this Agreement is a material inducement for Purchaser proceeding with the acquisition of the Business pursuant to the Purchase Agreement.

             NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, the parties hereto covenant and agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

             1.1 “Person” means any corporation (including, by way of example only and without limitation, any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

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             1.2 “Related Person” means with respect to a specified Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person.

     2. Acknowledgments by the Sellers. Each of the Sellers acknowledges that:

             2.1 He has occupied positions of control, trust and confidence in connection with the Business and the ownership and operation of the Water Companies prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information of the Business and the Water Companies (collectively, the “Confidential Information”): Confidential Information shall mean any information, matter, or thing of a secret, confidential, or private nature connected with or related to the Business or the Water Companies, their parents, subsidiaries, and affiliates, or any of their suppliers or customers. Included within the meaning of Confidential Information are matters of a technical or scientific nature (including, but not limited to, patents, inventions, copyrightable material, pumping data, wage information, manuals, concepts, developments, contributions, devices, discoveries, software and documentation, flow charts, diagrams, secret techniques, trade secrets, processes or machines, including any improvements thereof and know-how related thereto, whether or not patentable or copyrightable), matters of a financial or business nature (such as information about strategy, budgets, contracts, marking plans, grants, costs, profits, markets, sales, distribution systems, customers, potential customers, suppliers, service providers, manufacturing, purchasing, and accounting methods), plans for further development, and any other information of a similar nature not available to the public. Confidential Information shall not include: (a) information that is now or later becomes part of the public knowledge or literature, unless such information becomes public knowledge as the result of any improper action or inaction on the part of either of the Sellers; (b) information received by the Sellers from a third party, unless such third party has been directed by Purchaser not to reveal such information or to reveal such information only on a confidential basis; or (c) information which any of the Sellers is obligated to disclose by court order or governmental agency requirement; provided, that the Sellers shall first have given written notice of such required disclosure to Purchaser, made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed to be used only for the purposes for which disclosure is required, and otherwise taken reasonable steps to allow Purchaser to seek to protect the confidentiality of the information required to be disclosed.

             2.2 The Business is local in scope. The Business provides products and services within the Riverside and San Bernardino Counties of Southern California (the “Service Area”). Purchaser, upon acquiring the Business, will compete with other businesses that are or could be located in any part of the Service Area. Purchaser has required that the Sellers make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to Purchaser’s purchase of the Business. The provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve the Business. Purchaser would be irreparably damaged if the Sellers were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

     3. Confidential Information. Each of the Sellers acknowledges and agrees that all Confidential Information known or obtained by him, whether before or after the date hereof, is the property of the Business. Therefore, each of the Sellers agrees that he shall not, at any time,

Noncompetition Agreement

953484.15

disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, whether he has such information in his memory or embodied in writing or other physical form, without Purchaser’s prior written consent. Each of the Sellers agrees to deliver to Purchaser at the time of execution of this Agreement, and at any other time Purchaser may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the operations or affairs of the Business and any other Confidential Information that he may then possess or have under his control.

     4. Noncompetition. As an inducement for Purchaser to purchase the Business pursuant to the Purchase Agreement, each of the Sellers agrees that:

             4.1 For a period of three (3) years after the Closing Date:

                        a. Neither he nor any Related Person will, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend his name or any similar name to, lend his credit to or render services or advice to any business, venture or enterprise which competes in whole or in part with the services or activities of the Business within the Service Area. Each of the Sellers agrees that this covenant is reasonable with respect to its duration, geographical area and scope. Nothing in this paragraph 4.1(a) shall be deemed to prohibit Seller or a Related Person from purchasing a non-controlling interest, either directly or indirectly, in any publicly traded company. b. Neither he nor any Related Person will, directly or indirectly, either for himself or any other Person, (i) induce or attempt to induce any employee of the Business or Purchaser to leave the employ of the Business or Purchaser, (ii) in any way interfere with the relationship between Purchaser and any employee of the Business or Purchaser, (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Business or Purchaser, or (iv) induce or attempt to induce any customer, supplier, licensee, governmental regulatory authority or business relation of the Business or of Purchaser to cease doing business with the Business or Purchaser or in any way interfere with the ongoing relationship between any customer, supplier, licensee, governmental regulatory authority or business relation of the Business or of Purchaser. c. Neither he nor any Related Person will, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to him to be a customer of the Business or Purchaser in the Service Area, whether or not he had personal contact with such Person.

             4.2 In the event of a breach by him of any covenant set forth in Section 4.1 of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

Noncompetition Agreement

953484.15

     5. Remedies. If any of the Sellers breaches the covenants set forth in Sections 3 or 4 of this Agreement, Purchaser shall be entitled to the following remedies: (i) damages from such Seller; and (ii) in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Purchaser and would be an inadequate remedy for such breach. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

     6. Reasonableness. The parties hereto agree that the restrictions on competition, solicitation and disclosure in this Agreement are fair, reasonable and necessary for the protection of the interests of the Business and Purchaser. It is the intention of the parties only to restrict the activities of the Sellers as necessary to protect the legitimate business interests of the Business and Purchaser, and nothing contained herein shall be construed to prevent any of the Sellers from continuing in business during or after the term of this Agreement in lines of business not subject to this Agreement. Each of the Sellers acknowledges that he has been provided with special knowledge and know-how due to his association with the Business and the Water Companies.

     7. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

     8. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Sellers:	Mr. Henry C. Cox, II, Mr. John L. West Indian Hills Water Conservation Corporation 8175 Liminite Dr. Riverside, CA 92507 Telephone: (951) 360-2070 Facsimile: (951) 360-____

With a required copy to:	Lobb Cliff & Lester, LLP 1325 Spruce Street, Suite 300 Riverside, California 92507 Telephone: (951) 788-9410 Facsimile: (951) 788-0766

Noncompetition Agreement

953484.15

Attn: Paul Cliff, Esq.

If to Purchaser:	Mr. Peter Jensen Basin Water Resources, Inc. 8731 Prestige Court Rancho Cucamonga, CA 91730 Telephone: (909) 481-6800 Facsimile: (909) 481-6801

With a required copy to:	Weston Benshoof Rochefort Rubalcava MacCuish LLP 333 South Hope Street, Sixteenth Floor Los Angeles, California 90071 Telephone: (213) 576-1000 Facsimile: (213) 576-1100 Attn: Thomas Wingard, Esq.

     9. Dates of Notices and Actions. All notices required to be given hereunder shall be effective as of the date of delivery. If the date of any notice required to be given hereunder or action required to be taken hereunder falls on a weekend or holiday, such notice or action may be delivered or taken at any time through the next occurring business day.

     10. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the United States District Court for the Central District of California in Los Angeles, California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11. Further Assurances. The parties agree to furnish upon request to each other, without further consideration, such further information, execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     12. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given

Noncompetition Agreement

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by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     13. Entire Agreement. All prior agreements, representations and understandings between the parties are incorporated in this Agreement, and the exhibits and schedules attached hereto, which together constitute the entire contract between the parties. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included herein and may not be contradicted by evidence of any prior or contemporaneous written or oral representations, agreements or understandings, whether express or implied. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by each of the parties.

     14. Assignment, Successors and No Third-Party Rights. None of the Sellers may not assign any of his rights or obligations under this Agreement without the prior written consent of Purchaser, which such consent may be granted or withheld in Purchaser’s sole discretion. Purchaser shall have the right to assign or delegate any of its rights or obligations under this Agreement to any other person or entity without any obligation to provide notice to or obtain the consent of the Sellers. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

     15. Severability. The covenants, restrictions, and provisions set forth above are intended to be separate and severable, and if, for any reason, anyone or more thereof shall be held to be invalid or unenforceable, in whole or in part, the parties agree that unenforceability of one provision of this Agreement will not affect the validity or enforceability of any other term and condition of this Agreement. Moreover, to the extent the terms of any restrictive covenant contained herein exceeds the standards permitted by law, the parties agree that the same shall be reduced to the maximum permitted by law as may be necessary to uphold the validity of the covenants set forth herein to the fullest possible extent.

     16. Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

     17. Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding relating to the enforcement or interpretation of this

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Agreement may recover from the unsuccessful party all costs, expenses and reasonable attorney’s fees (including expert witness and other consultants fees and costs) relating to or arising out of (i) the proceeding (whether or not the proceeding proceeds to judgment), and (ii) any post-judgment or post-award proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses and actual attorney’s fees.

     18. Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

     19. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to preserve such rights and obligations.

     20. Time of the Essence. The parties recognize that time is of the essence in this Agreement.

     21. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which when fully-executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each signatory below represents and warrants by his signature that he is duly authorized (on behalf of the respective party for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective party.

[SIGNATURE PAGE FOLLOWS]

Noncompetition Agreement

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

Purchaser:	BASIN WATER RESOURCES, INC.
a Delaware corporation

By: __________________________
_________________, President

Cox:
By: __________________________
Henry C. Cox

West:
By: __________________________
John L. West

[SIGNATURE PAGE TO NONCOMPETITION AGREEMENT]

Noncompetition Agreement

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